UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Uniti Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

2101 Riverfront Drive, Suite A
Little Rock, Arkansas 72202
Telephone: (501) 850-0820
www.uniti.com
2025 PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING
THURSDAY, MAY 29, 2025	8:00 A.M. (EASTERN TIME)
www.virtualshareholdermeeting.com/UNIT2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Uniti Group Inc., a Maryland corporation (the “Company”), will be held on Thursday, May 29, 2025, at 8:00 a.m. (Eastern time). The Annual Meeting will be completely virtual, which means stockholders will be able to attend the Annual Meeting, vote and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/UNIT2025.
Items of Business

At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:
1.
To elect the five director nominees named in the attached proxy statement to serve until the 2026 annual meeting of stockholders and until successors are duly elected or until the earliest of their removal, resignation or death;

2.
To approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.
To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for the year ending December 31, 2025; and

4.
To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 21, 2025, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof.
To make it easier for you to vote, both Internet and telephone voting are available. The instructions on the proxy card describe how to use these convenient services.
Your vote is important to us and to our business. Whether or not you plan to participate in the Annual Meeting, we encourage you to read the accompanying proxy statement and submit your proxy or voting instructions as soon as possible.
By Order of the Board of Directors,

Daniel L. Heard
Little Rock, Arkansas	Executive Vice President — General Counsel and Secretary
April 29, 2025

Important notice regarding the availability of proxy materials for the 2025 Annual Meeting of Stockholders to be held on May 29, 2025: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available electronically at http://investor.uniti.com and www.proxyvote.com.

PROXY SUMMARY
This summary highlights certain information contained elsewhere in the accompanying proxy statement, but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted upon at the Annual Meeting and our fiscal year 2024 performance, please review the entire proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. We use the terms “Uniti,” the “Company,” “we,” “our” and “us” in this summary to refer to Uniti Group Inc.
Annual Meeting

Date:	May 29, 2025
Time:	8:00 a.m. (Eastern time)
Location:	Via the Internet: www.virtualshareholdermeeting.com/UNIT2025
Record Date:	Holders of our common stock at the close of business on March 21, 2025
Voting Matters

Proposals		Required Approval	Board Recommendation	Page Reference
1.	Election of directors	Majority of Votes Cast for Each Nominee	FOR each nominee	12
2.	Advisory vote to approve executive compensation	Majority of Votes Cast	FOR	50
3	Ratification of auditor	Majority of Votes Cast	FOR	51

Corporate Governance Highlights (see page 6)

Uniti is committed to strong corporate governance practices and policies, which promote both the long-term interests of our stockholders and the accountability of the Board of Directors and management. The following table summarizes certain of our corporate governance practices and policies:
Annual election of directors	Active stockholder engagement
Majority voting and resignation policy for director elections	Prohibit hedging and unapproved pledging of our common stock
Independent directors regularly meet without management present	80% of board nominees are independent (CEO is only management director nominee) and include one female board nominee (25% of independent director nominees)
Board regularly assesses its performance through board and committee self-evaluations	No poison pill
Independent Chairman	Robust stock ownership guidelines
We value an open and active dialogue with our stockholders, and we believe that regular communication with our stockholders is vital to our long-term success. We strive to foster strong stockholder relationships that lead to a mutual understanding of issues and approaches. During 2024, members of our management team met and communicated with many of our stockholders to ensure that we fully understand our stockholders’ concerns with respect to governance and other matters.

Board and Board Committees (see page 6)

The following table contains information about the current members of the Board of Directors of Uniti.
					Committee Memberships
Name	Age	Director Since	Principal Occupation	Financial Expert	Audit	Compensation	Governance
Jennifer S. Banner	65	2015	Executive Director of the University of Tennessee Haslam College of Business Forum for Emerging Enterprises and Private Business
Scott G. Bruce	63	2016	President and Chief Executive Officer of Radius Global Infrastructure, Inc.
Francis X. (“Skip”) Frantz	71	2015	Chairman of the Board of Uniti
Kenneth A. Gunderman	54	2015	President and CEO of Uniti	—	—	—	—
Carmen Perez-Carlton	64	2019	Former President of FPL Fibernet, LLC

 Member      Chairperson     Financial Expert
Jennifer S. Banner will not stand for re-election, and her current term as a director will end as of the Annual Meeting. We acknowledge with gratitude Ms. Banner’s service on the Board and her contributions to Uniti and its management team.

Director Nominees (see page 12)

The following table contains information about the five candidates who have been nominated for election to the Board of Directors of Uniti. Each nominee (except for Mr. Zeitz) is currently a director of Uniti.
Name	Age	Director Since	Principal Occupation
Scott G. Bruce	63	2016	President and Chief Executive Officer of Radius Global Infrastructure, Inc.
Francis X. (“Skip”) Frantz	71	2015	Chairman of the Board of Uniti
Kenneth A. Gunderman	54	2015	President and CEO of Uniti
Carmen Perez-Carlton	64	2019	Former President of FPL Fibernet, LLC
Harold Zeitz	61	N/A	Chief Executive Officer of Ziply Fiber

2024 Executive Compensation (see page 19)

Compensation decisions regarding executive compensation are made by the Compensation Committee. The Compensation Committee believes that a sensibly structured, incentive-aligning compensation program is critical to the creation of long-term stockholder value. The following table summarizes certain highlights of our compensation practices:
What We Do:	What We Don’t Do:
Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics	Do NOT provide tax gross-ups in any circumstance
Retain an independent compensation consultant	Do NOT provide excessive perquisites for executives
Require compliance with stock ownership guidelines for executives and non-employee directors	Do NOT provide guaranteed bonuses under the Uniti Group Inc. Annual Short-Term Incentive Plan
Include double-trigger change-in-control provisions in equity awards	Do NOT provide discount stock options or stock appreciation rights
Place caps on incentive award opportunities and conduct annual risk assessment	Do NOT pay dividends on performance-based restricted stock units prior to vesting
Maintain a Nasdaq rule compliant clawback policy	Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes
At the 2024 annual meeting of stockholders, approximately 93% of votes cast in the annual “say-on-pay” vote were in favor of the compensation of the Company’s named executive officers (“NEOs”). In light of this strong support, the Compensation Committee decided to maintain the core design of our compensation program for 2025. Our Compensation Committee is currently reviewing our executive compensation program in light of the pending transactions (such transactions, collectively, the “Merger”) contemplated by the Agreement and Plan of Merger dated as of May 3, 2024 by and between the Company and Windstream Holdings II, LLC (“Windstream”). The Compensation Committee anticipates refining and revising our executive compensation program to ensure the program remains competitive, supports strategic objectives of the combined company and rewards performance.

2101 Riverfront Drive, Suite A
Little Rock, Arkansas 72202
Telephone: (501) 850-0820
www.uniti.com
PROXY STATEMENT
This proxy statement (this “Proxy Statement”) is being furnished to stockholders beginning on April 29, 2025 in connection with the solicitation of proxies by Uniti Group Inc. (“Uniti,” “the Company,” “we,” “our” and “us”) to be used at its 2025 annual meeting of stockholders (the “Annual Meeting”) to be held on May 29, 2025 at 8:00 a.m. (Eastern time), and at any postponement or adjournment thereof.
We are excited to once again offer our stockholders a completely “virtual” Annual Meeting. We believe a virtual Annual Meeting provides our stockholders expanded access to participate in the meeting, improves communication between stockholders and management and results in cost savings for the Company and our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation, because more stockholders can attend and participate in the Annual Meeting, including the ability to vote and ask questions, from almost any location around the world. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/UNIT2025 and entering the control number included on your proxy card or in the instructions that accompanied your proxy materials. Because the Annual Meeting is entirely virtual and being webcast live over the Internet, stockholders will not be able to attend the Annual Meeting in person.
Please read this Proxy Statement carefully and then vote your shares promptly by telephone, by Internet or by signing, dating and returning your proxy card.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
Q:
What is included in the proxy materials?

A:
The proxy materials include:

•
This Proxy Statement for the Annual Meeting;

•
Our 2024 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended (the “Annual Report”); and

•
A proxy card or a voting instruction form for the Annual Meeting.

Q:
What items of business will be conducted at the Annual Meeting?

A:
The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•
The election of five nominees to serve as directors of the Company until the 2026 annual meeting of stockholders and until successors are duly elected or until the earliest of their removal, resignation or death (Proposal No. 1);

•
An advisory vote to approve the compensation of the Company’s NEOs (Proposal No. 2); and

•
The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent public accounting firm for the year ending December 31, 2025 (Proposal No. 3).

Q:
How does the Board of Directors recommend that I vote?

A:
The Board recommends you vote:

•
“FOR” the election of each of the five nominees to serve as directors of the Company (Proposal No. 1);

•
“FOR” approval of the resolution regarding compensation of the Company’s NEOs (Proposal No. 2); and

•
“FOR” the ratification of the appointment of PwC as our independent public accounting firm for the year ending December 31, 2025 (Proposal No. 3).

Q:
Who is entitled to vote at the Annual Meeting?

A:
Each share of Uniti common stock is entitled to one vote on each proposal presented at the Annual Meeting. Holders of record of our common stock at the close of business on March 21, 2025 (the “Record Date” for the Annual Meeting) are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 245,454,337 shares of common stock of Uniti were outstanding.

Q:
How can I attend and participate in the Annual Meeting?

A:
Stockholders may attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UNIT2025. The Annual Meeting will begin promptly at 8:00 a.m. (Eastern time). We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 7:45 a.m. (Eastern time), and you should allow ample time for the check-in procedures.

While all Uniti stockholders will be permitted to attend the Annual Meeting, only stockholders of record and beneficial owners as of the close of business on the Record Date, March 21, 2025, may vote and ask questions during the Annual Meeting. Stockholders logging into the Annual Meeting with their control number will receive the same rights and opportunities to participate in the Annual Meeting as they would if the Annual Meeting was an in-person meeting, including the ability to vote or ask questions throughout the Annual Meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/UNIT2025 and will also need the control number included on your proxy card.
At the end of the meeting, we will allot time for a question and answer session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the business conducted at the Annual Meeting. We will prioritize questions that relate to the proposals considered at the Annual Meeting, and questions on similar topics may be combined and answered together. Stockholders logging into the Annual Meeting with their control number will be able to ask questions at any time during the Annual Meeting. If you would like to submit a question, you must type the question in the dialog box provided at www.virtualshareholdermeeting.com/UNIT2025 during the Annual Meeting.
If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start of the meeting.
Q:
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:
Stockholder of record.

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and we sent a printed set of the proxy materials, together with a proxy card, directly to you.
Beneficial owner of shares held in street name.
If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and a printed set of the proxy materials, together with a voting instruction form, was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions on the voting instruction form you received.
Q:
How can I vote my shares?

A:
The process for voting your shares depends on how your shares are held. Generally, as discussed above, you may hold shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). As explained above, if you hold shares in “street name,” you are considered to be the “beneficial owner” of those shares.

Voting by record holders.   If you are a record holder, you may vote by proxy prior to the Annual Meeting or you may vote during the Annual Meeting by joining the live webcast and following the instructions at www.virtualshareholdermeeting.com/UNIT2025. If you are a record holder and would like to vote your shares by proxy prior to the Annual Meeting, you have three ways to vote:

go to the website www.proxyvote.com and follow the instructions at that website;
call 1-800-690-6903 and follow the instructions provided on the call; or
if you received a proxy card in the mail, complete, sign, date and mail the proxy card in the return envelope provided to you.
Please note that telephone and Internet proxy voting will close at 11:59 p.m. (Eastern time) on May 28, 2025. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the Annual Meeting.
Voting by beneficial owners of shares held in “street name.”    If your shares are held in the name of a broker, bank or other nominee (that is, your shares are held in “street name”), you should receive separate instructions from your broker, bank or other nominee describing how to vote.
Q:
What constitutes a quorum?

A:
The presence at the Annual Meeting, virtually or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Q:
How many votes are needed to approve each proposal?

A:
The stockholder vote required to approve each proposal is set forth below:

Proposals		Required Approval
1.	Election of directors	Majority of Votes Cast for Each Nominee
2.	Advisory vote to approve executive compensation	Majority of Votes Cast
3.	Ratification of auditor	Majority of Votes Cast
Director Resignation Policy.   In accordance with our bylaws with respect to an uncontested election of directors, a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. Pursuant to our bylaws and Corporate Governance Guidelines, each director promptly following his or her failure to receive a majority of votes cast for his or her election is required to tender a contingent, irrevocable resignation. If this occurs, the Governance Committee will consider such resignation and make a recommendation to the Board regarding whether to accept or reject such resignation. The Board will act on the Governance Committee’s recommendation within 90 days of the date the election results are certified and publicly disclose its decision.
Advisory Vote to Approve Executive Compensation.   As noted above, approval of the compensation of our NEOs (Proposal No. 2) requires the affirmative vote of a majority of votes cast. This proposal, however, is merely advisory and is not binding on the Company, the Board or its Compensation Committee. Despite the fact it is non-binding, the Board and the Compensation Committee will take the voting results under advisement when making future decisions regarding the Company’s executive compensation program.
Ratification of Auditor.   As noted above, the ratification of the auditor (Proposal No. 3) requires the affirmative vote of a majority of votes cast. If the stockholders fail to ratify the appointment of PwC as Uniti’s independent registered public accountant, the Board of Directors will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Uniti and its stockholders.
Q:
How are proxies voted?

A:
All shares represented by valid proxies received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

Q:
What happens if I do not give specific voting instructions?

A:
Stockholders of record.

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in street name.
If you are a beneficial owner of shares held in street name and do not join and vote at the Annual Meeting or provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Q:
Which ballot measures are considered “routine” or “non-routine”?

A:
The ratification of PwC as our independent registered public accountant for the year ending December 31, 2025 (Proposal No. 3) is considered a routine matter under applicable rules, and no broker non-votes will occur in connection with Proposal No. 3. All other matters to be voted on at the Annual Meeting are considered non-routine matters under applicable rules, and therefore broker non-votes may exist in connection with these proposals.

Q:
How are abstentions and broker non-votes counted?

A:
Abstentions and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting. With respect to each of the proposals presented in this Proxy Statement, abstentions and broker non-votes will not be considered votes cast for voting purposes and will have no effect on such proposals. The effect of abstentions and broker non-votes on each of the proposals presented in this Proxy Statement is as follows:
Proposals		Abstentions	Broker Non-Votes
1.	Election of directors	No Effect	No Effect
2.	Advisory vote to approve executive compensation	No Effect	No Effect
3.	Ratification of auditor	No Effect	Not Applicable

Q:
Can I change my vote after I have voted?

A:
Yes. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. After you submit your proxy, you may change your vote via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting. However, your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote during the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to Uniti’s Secretary prior to the Annual Meeting at 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202.

Q:
What does it mean if I receive more than one proxy card or voting instruction form?

A:
If your shares are registered differently, or if they are held in more than one account, you will receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are voted. Please sign each proxy card exactly as your name appears on the card. For joint accounts, each owner must sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, etc., please print your full title on the proxy card.

Q:
Where can I find the voting results of the Annual Meeting?

A:
Uniti will announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

BOARD AND BOARD COMMITTEE MATTERS
Our governing documents provide that the Board of Directors must consist of not less than two nor more than nine directors. The number of directors who serve on the Board is currently set at five and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws. The current members of the Board are Jennifer S. Banner, Scott G. Bruce, Francis X. (“Skip”) Frantz (Chairman), Kenneth A. Gunderman and Carmen Perez-Carlton. Each of the current directors, except Ms. Banner, is standing for re-election at the Annual Meeting and biographical information regarding each of the current nominees is available below under “Proposal No. 1 — Election of Directors.”
Director Independence

The Board has affirmatively determined that all of our directors and director nominees except Mr. Gunderman qualify as independent directors under applicable Nasdaq listing standards and SEC rules. In making this determination, the Board reviewed each of the director’s and director nominee’s relationships, if any, with Uniti and determined that there are no relationships that would impair any director’s or nominee’s ability to exercise independent judgment in carrying out his or her responsibilities as a director.
Meetings of the Board of Directors

During 2024, the Board met eight times and acted by unanimous written consent three times. All of the directors attended at least 75% of the meetings of the Board and Board committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders, and all of the directors then serving on the Board joined the 2024 annual meeting of stockholders.
Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee has a written charter that is available on our website at www.uniti.com under the “About Us — Corporate Governance” tab (information on the Company’s website is not incorporated by reference herein) and is comprised entirely of directors whom the Board has determined are independent under applicable Nasdaq listing standards and SEC rules. A brief description of the function of each committee is set forth below. Currently, all of the independent members of the Board serve on each of the Board’s three standing committees as shown below:
		Committee Memberships
Board Member	Financial Expert	Audit	Compensation	Governance
Jennifer S. Banner
Scott G. Bruce
Francis X. (“Skip”) Frantz(1)
Kenneth A. Gunderman		—	—	—
Carmen Perez-Carlton
Number Of Meetings Held In Fiscal 2024		4	4	4

(1)
Assuming all of the director nominees are elected at the Annual Meeting, it is expected that Mr. Frantz will become the chair of the Governance Committee after the Annual Meeting.

 Member        Chairperson        Financial Expert

Audit Committee
The primary duties of the Audit Committee include, among other things: (i) overseeing both the external and internal audit processes; (ii) establishing procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters; (iii) overseeing and interacting with our independent auditors regarding the auditor’s engagement and/or dismissal, duties, compensation, qualifications and performance; (iv) reviewing and discussing with our independent auditors the scope of audits and our accounting principles, policies and practices; (v) reviewing and discussing our financial statements with our independent auditors and management; (vi) monitoring the ongoing review of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; and (vii) reviewing and approving (or disapproving) related-party transactions. The Board has determined that each current member of the Audit Committee is an “audit committee financial expert,” as defined by the rules of the SEC.
Compensation Committee
The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans and awards for Uniti’s directors and executive officers. For more information regarding the Compensation Committee, see “Compensation Discussion & Analysis” below in this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serving during 2024 had any relationship requiring disclosure under the section titled “Related Party Transactions” in this Proxy Statement. During 2024, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either the Compensation Committee or the Board of Directors.
Governance Committee
The Governance Committee’s primary duties include, among other things: (i) establishing and reviewing the criteria for the skills and characteristics required of Board members; (ii) identifying individuals qualified to become directors consistent with the Governance Committee’s membership criteria; (iii) recommending director nominees to the Board for election at each annual meeting of stockholders and to fill vacancies; (iv) reviewing Uniti’s Corporate Governance Guidelines; (v) assisting the Chairman of the Board with an annual evaluation of the Board and its committees; and (vi) annually, in consultation with the Chairman of the Board and our Chief Executive Officer, reviewing management succession plans.
The Governance Committee identifies potential Board candidates through various methods, including recommendations from directors, management and stockholders, and has the sole authority to retain, compensate and terminate search firms to be used to identify director candidates. The Governance Committee periodically reviews, in consultation with our President and Chief Executive Officer, the appropriate skills and characteristics required of Board members in the context of the composition and needs of the Board from time to time. In reviewing potential candidates, the Governance Committee considers applicable Board and Board committee independence requirements imposed by Uniti’s Corporate Governance Guidelines, Nasdaq listing standards and applicable law. The Governance Committee actively seeks candidates with an inquisitive and objective perspective, practical wisdom and mature judgment, who possess high personal and professional ethics, character, integrity and values and who will be committed to representing the long-term interests of the Company’s stockholders. Among the various criteria for selection as a Board member are the level of a potential candidate’s relevant career experience, training and experience at the policy-making level in business, leadership and communication skills, and willingness to devote sufficient time and effort to Board duties. The Governance Committee also seeks candidates who demonstrate a willingness to evaluate management’s performance objectively and who have no activities or interests that could conflict with their responsibilities to Uniti.

The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee at the address provided below in the section of this Proxy Statement titled “Stockholder Communications with the Board of Directors” and received by the Company’s Secretary no later than 120 calendar days prior to the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting. The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Governance Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.
Board Leadership Structure

The roles of the Chairman of the Board of Directors and Chief Executive Officer are performed by separate individuals. The Board of Directors believes this leadership structure improves the ability of the Board of Directors to exercise its oversight role over management and ensures a significant role for independent directors in the leadership of Uniti. Having an independent Chairman also strengthens Uniti’s corporate governance structure by allowing the Chairman to convene executive sessions with independent directors.
Executive Sessions

Uniti’s Corporate Governance Guidelines specify that the independent directors of the Board of Directors must meet at regularly scheduled executive sessions without management and that the Chairman of the Board of Directors shall preside at executive sessions of independent directors. During 2024, executive sessions of the independent directors generally occurred at the end of each regular meeting of the Board.
Board Size and Diversity

As set forth in Uniti’s Corporate Governance Guidelines, the Board believes that the Board of Directors should be comprised of four to seven members depending upon the relevant circumstances prevailing from time to time. Five directors currently serve on the Board.
We believe the Board is most effective when it embodies a diverse range of views, backgrounds and experience. Diversity is considered in the broadest sense, including, among other attributes, age, leadership, experience, skills, perspectives, gender, ethnicity and geography. While the Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Governance Committee considers diversity in its selection of nominees and proactively seeks diverse director candidates to ensure a representation of varied perspectives and experience in the boardroom.
If each of our nominees is elected at the Annual Meeting, we will have one female director which represents 20% of our full Board and 25% of our non-employee directors. Our director nominees’ ages range from 54 to 71 and represent a broad range of skills and experience:

Based on the foregoing, the Governance Committee concluded that our current Board nominees represent a broad range of viewpoints, backgrounds and relevant expertise that aligns with Uniti’s long-term strategy.
Corporate Social Responsibility

For more details on our corporate citizenship and sustainability efforts, please see our annual 2024 ESG Report which is available on our website, www.uniti.com, under the “About Us — Corporate Responsibility” tab (information on the Company’s website is not incorporated by reference herein).
Board and Committee Self-Evaluations

As set forth in Uniti’s Corporate Governance Guidelines, the Board and its committees conduct annual self-evaluations to determine whether they are functioning effectively. Each self-evaluation is coordinated by the chairperson of the Board or committee, as applicable, in executive sessions during the last regular meeting of the year. The Board believes that this self-evaluation process is fundamental in supporting continued improvement through thoughtful and comprehensive discussions.
Risk Oversight

The Board maintains an active role, including at the committee level, in overseeing management of the Company’s various risk exposures. While the Board is ultimately responsible for overall risk oversight for the Company, certain of the Board’s committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee oversees the Company’s enterprise risk management and periodically reviews with management and the Company’s auditors major financial and auditing risks. Additionally, the Audit Committee oversees the Company’s risks related to cybersecurity and data privacy matters and, for that purpose, regularly receives reports from management regarding those risks and countermeasures being undertaken or considered by the Company. The Compensation Committee oversees risks relating to the design and implementation of the Company’s compensation policies and procedures.
The Board’s discharge of its risk oversight role has not specifically affected its leadership structure discussed above. Rather, in establishing the current leadership structure, risk oversight was one factor among many considered. The Board will regularly review its leadership structure and evaluate whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

Code of Business Conduct and Ethics & Whistleblower Policy

Our Code of Business Conduct and Ethics & Whistleblower Policy confirms our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics and seeks to identify and mitigate conflicts of interest between our directors, officers and employees, on the one hand, and Uniti on the other hand. The Code of Business Conduct and Ethics & Whistleblower Policy applies to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. We intend that the spirit, as well as the letter, of the Code of Business Conduct and Ethics & Whistleblower Policy be followed by all of our directors, officers, employees and subsidiaries. This is communicated to each new officer, director and employee. Any waiver of our Code of Business Conduct and Ethics & Whistleblower Policy with respect to our executive officers and directors may only be authorized by the Board of Directors. We intend to satisfy the disclosure requirements of Form 8-K regarding any amendment to, or a waiver from, any provision of our code of ethics by posting such amendment or waiver on our website. Our Code of Business Conduct and Ethics & Whistleblower Policy is available on our website, www.uniti.com, under the “About Us — Corporate Governance” tab (information on the Company’s website is not incorporated by reference herein).
Insider Trading Policy

The Company has adopted an insider stock trading policy governing the purchase, sale and/or other disposition of the Company’s securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations. Except for trades executed under previously approved 10b5-1 trading plans, no transactions in Company securities may be made during a closed trading window or during any other special blackout periods designated by the Company’s General Counsel. The closed trading window begins after the last day of each quarter and remains in effect until the first trading day following the day quarterly earnings are released to the public. In addition, certain “designated persons” (which include directors, Section 16 officers and any additional persons designated by the Company from time-to-time) must provide advance notice and obtain pre-clearance from the Company’s General Counsel prior to the execution of any trades.
Hedging Policy

All employees, officers and directors of the Company are prohibited from engaging in any transaction in derivative securities that reflects speculation about the price of Company securities (i.e., exchange traded options, whether puts or calls) or any transaction in Company securities that may place their financial interests against the financial interests of the Company. For instance, employees, officers and directors may not sell Company securities “short,” which would allow them to profit from a decline in the price of the Company stock.

Director Compensation

The current non-employee director compensation program consists of: (i) an annual cash retainer of $100,000; (ii) a one-time, at-election restricted stock grant of $100,000 that vests ratably in equal installments over four years; (iii) an annual restricted stock grant of $150,000 subject to one-year vesting; (iv) an additional annual cash retainer of $150,000 for the Chair of the Board of Directors; (v) annual restricted stock grants of $25,000, $20,000 and $15,000 for the Chairs of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting; and (vi) annual restricted stock grants of $12,500, $10,000 and $7,500 for non-chair members of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting. The number of time-based restricted shares granted to the non-employee directors during 2024 was based on the average closing price of our common stock as reported on Nasdaq for the 20 trading days prior to the grant date.
The following table shows the compensation paid to our non-employee directors during 2024:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Jennifer S. Banner	100,000	202,972	—	302,972
Scott G. Bruce	100,000	205,680	—	305,680
Francis X. (“Skip”) Frantz	250,000	194,856	—	444,856
Carmen Perez-Carlton	100,000	208,387	—	308,387

(1)
All stock award amounts in the table above reflect the aggregate fair value on the grant date based on the closing per share price of the Company’s common stock on the date of grant of the restricted stock, computed in accordance with FASB ASC Topic 718. At December 31, 2024, non-employee directors serving on the Board held the following number of unvested shares of restricted stock: Ms. Banner, 35,988; Mr. Bruce, 36,468; Mr. Frantz, 34,549 and Ms. Perez-Carlton, 36,948.

PROPOSAL NO. 1
Election of Directors

There are currently five directors serving on the Board, all of whose terms expire at the Annual Meeting. Upon the recommendation of our Governance Committee, the Board has nominated all of the current Board members (except for Ms. Banner) and Harold Zeitz to stand for election at the Annual Meeting. Mr. Zeitz was recommended to stand for election as a director nominee by our Chief Executive Officer and members of the Governance Committee. In accordance with the Company’s bylaws and Maryland law, each nominee elected will serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified or until the earliest of their removal, resignation or death. There is no arrangement or understanding between any of the five nominees and any other person, including officers, pursuant to which the director was nominated for election to the Board. Each of the current nominees, except for Mr. Zeitz, was elected at the 2024 annual meeting of stockholders.
Holders of proxies solicited by this Proxy Statement will vote the proxies they receive as directed on the proxy card, or, if no direction is made, for the election of the Board’s five nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.
Set forth below is biographical information for each nominee, including age, a brief listing of principal occupations for at least the past five years, other major affiliations, and the specific experience, qualifications, attributes and skills that qualify each candidate to serve on the Board.

Scott G. Bruce, age 63, was appointed to the Board of Directors on June 29, 2016. Mr. Bruce has served as the President of Radius Global Infrastructure, Inc. (“Radius”), a company engaged in the aggregation of rental streams underlying wireless sites and related businesses, since February 2020 and in February 2023 he also became the company’s CEO. Mr. Bruce previously served as Managing Director of Associated Partners, LP, a private investment partnership focusing on creating, operating and investing in wireless communications companies, from its inception in 2006. In addition, Mr. Bruce previously served as Managing Director and General Counsel of Liberty Associated Partners, LP, a predecessor investment vehicle. Previously, Mr. Bruce was General Counsel and Secretary of Associated Group, Inc., a publicly traded company that owned various communications businesses, from 1994 to 2000, when it was sold to AT&T/Liberty Media. He also served as Vice President and General Counsel of Associated Communications Corporation, a publicly traded predecessor company to Associated Group, from 1992 to 1994, when the company sold its cellular telephone businesses to SBC/AT&T. Prior to joining Associated, Mr. Bruce practiced corporate law at Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania from 1987 to 1992. Prior to that, he worked as an auditor in the New York office of Touche Ross & Co. (predecessor to Deloitte) from 1983 to 1985. In connection with Mr. Bruce’s prior responsibilities at Associated, he has held various board memberships at private companies. Mr. Bruce holds an A.B. in History from Colgate University, an M.S. (Accounting) from the New York University Stern School of Business and a J.D. from the Villanova University School of Law.
Mr. Bruce’s operational, management and investment expertise gained through years of experience as both an executive and lawyer in the telecommunications and communications infrastructure industries qualifies him to serve on our Board. The Board believes that Mr. Bruce has a valuable understanding of, and is equipped to assist the Board in navigating, the challenges of the segment of the communications industry in which Uniti competes.

Francis X. (“Skip”) Frantz, age 71, has served as Chairman of the Board of Directors since our spin-off from Windstream. He previously served as a director of Windstream from 2006 until the spin-off, serving as Chairman of its Audit Committee at the time of his resignation from the Windstream board of directors. From July 2006 to February 2010, he served as Chairman of the Windstream board. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and the Executive Committee of the United States Telecom Association. Mr. Frantz served as Chairman of a community bank in Little Rock, Arkansas from February 2007 until May 2014 and serves as a director of a number of other privately held companies. Prior to January 2006, Mr. Frantz was Executive Vice President — External Affairs, General Counsel and Secretary of Alltel Corporation (“Alltel”). Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s merger and acquisition negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services and corporate governance, in addition to serving as Alltel’s chief legal officer.
Mr. Frantz’s qualifications for election to the Board include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz’s over-15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of Uniti’s target market, and his service as a director and chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in communications policy and regulation. Through his current involvement with a number of private companies and his prior role as Chairman of Windstream and, before that, as senior executive of Alltel, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital markets transactions, in addition to the specific aspects of the telecommunications industry.

Kenneth A. Gunderman, age 54, was appointed to the Board of Directors and has served as President and Chief Executive Officer (or CEO) since March 2, 2015. Prior to his appointment as President and Chief Executive Officer of Uniti, he served as the co-head of investment banking at Stephens Inc., where he was responsible for the strategic direction of the investment banking department and advised on many of the firm’s notable investment banking transactions. From July 2014 to August 2017, Mr. Gunderman served on the board of America’s Car-Mart, Inc. Prior to joining Stephens Inc., Mr. Gunderman was a member of the telecom investment banking group at Lehman Brothers, where he advised on various transactions and financings totaling more than $125 billion. He also worked as a Certified Public Accountant at KPMG and holds an MBA from Yale and a Bachelor of Arts from Hendrix College.
The Board believes it is important that Uniti’s Chief Executive Officer serve on the Board of Directors, as the position of Chief Executive Officer puts Mr. Gunderman in a unique position to understand the challenges and issues facing the Company. Mr. Gunderman’s qualifications for service on our Board of Directors include the same demonstrated skills and experience that qualify him to serve as Chief Executive Officer of Uniti.

Carmen Perez-Carlton, age 64, was appointed to the Board of Directors on October 1, 2019. In 2023, Ms. Perez-Carlton was appointed to the Board of Directors of Summit Utilities, Inc., a company that owns natural gas distribution and transmission subsidiaries that operate in Arkansas, Colorado, Maine, Missouri, Oklahoma and Texas. From January 2017 to July 2019, Ms. Perez-Carlton served as an independent advisor for Crown Castle International Corp. (NYSE: CCI), a publicly-traded fiber infrastructure REIT, providing input and strategic guidance on matters related to mergers and acquisitions, strategy and business development opportunities. Previously, she served as President of FPL FiberNet, LLC from 2007 until it was acquired by Crown Castle in January 2017. As President, Ms. Perez-Carlton grew FPL FiberNet through acquisition and network expansion while leading the company through a debt refinancing and ultimately to its eventual sale. Ms. Perez-Carlton also served as Vice President, Sales and Marketing and Director, Finance & Accounting with FPL FiberNet, LLC from March 2004 to January 2007. Prior to FPL

FiberNet, LLC, Ms. Perez-Carlton served as Assistant Controller and Director, Revenue and Recovery for Florida Power & Light, Co., where she led all credit and collections strategies and processes. Ms. Perez-Carlton began her career as an Audit Manager with Deloitte and holds a Bachelor of Arts in Accounting from Florida International University and is a Certified Public Accountant (inactive status). Ms. Perez-Carlton has served on multiple non-profit organization’s boards and was recognized in 2013 by Capacity Media as one of the top ten women in the telecommunications industry.
Ms. Perez-Carlton’s qualifications for election to the Board include her operational, management, financial and accounting expertise gained through her long tenure as a senior executive in the telecommunications industry. As a result of this expertise and experience, especially as president of FPL FiberNet, LLC until its sale in January 2017, Ms. Perez-Carlton is uniquely qualified to advise on Uniti’s growth strategies and M&A activities, and the Board believes that Ms. Perez-Carlton has a valuable understanding of, and is equipped to assist the Board in navigating, the challenges of the segment of the communications industry in which Uniti competes.

Harold Zeitz, age 61, has been nominated to stand for election to the Board of Directors as of the date of the Annual Meeting. Mr. Zeitz has served as Chief Executive Officer of Ziply Fiber since May of 2020. Prior to joining Ziply Fiber, Mr. Zeitz served as President and Chief Operating Officer of Wave Broadband, a leading broadband data company in Washington, Oregon and California. Mr. Zeitz has also served in executive leadership roles at Classmates, IGT, RealNetworks, Sharebuilder, AT&T Wireless and McCaw Cellular. Mr. Zeitz holds a Bachelor of Arts in Economics from Northwestern University and an MBA from the Stanford Graduate School of Business. Mr. Zeitz is a Board Trustee at Horizon House and a Board Member of Race Communications.
Mr. Zeitz’s qualifications for election to the Board include his operational and management expertise gained through his long tenure as an executive in the telecommunications industry. As a result of this expertise and experience, Mr. Zeitz is uniquely qualified to assist the Board in navigating the challenges of the segment of the communications industry in which Uniti competes.
BOARD RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE FOREGOING NOMINEES.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 21, 2025 (except to the extent indicated otherwise in footnotes), by:
•
our directors and director nominees;

•
our named executive officers;

•
all of our current directors, director nominees and executive officers as a group; and

•
each other person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The percentages in the tables below are based on 245,454,337 shares of common stock outstanding as of March 21, 2025. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as otherwise noted, the persons and entities listed in the table below have sole voting and investing power with respect to all of the shares of our common stock they beneficially own subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Uniti Group Inc., 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock Beneficially Owned
Jennifer S. Banner	153,558	*
Scott G. Bruce	212,334	*
Paul Bullington	809,454	*
Francis X. (“Skip”) Frantz	334,411	*
Michael Friloux	578,808	*
Kenneth A. Gunderman	3,098,835	1.26%
Daniel L. Heard	678,761	*
Ronald J. Mudry	550,579	*
Carmen Perez-Carlton	167,652	*
Harold Zeitz	—	*
All current directors, director nominees and executive officers as a group (ten persons)	6,584,392	2.68%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	44,012,295(1)	17.93%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	37,899,684(2)	15.44%

*
Indicates less than 1%.

(1)
Based solely upon the information contained in a Schedule 13G/A filed on February 5, 2025. According to that Schedule 13G/A, Blackrock, Inc. has sole voting power over 43,397,294 of the reported shares, no shared voting power or shared dispositive power with respect to any reported shares, and sole dispositive power over all of the reported shares.

(2)
Based solely upon the information contained in a Schedule 13G/A filed on February 13, 2024. According to that Schedule 13G/A, The Vanguard Group has no sole voting power over any of the reported shares, shared voting power over 270,271 of the reported shares, sole dispositive power over 37,373,288 of the reported shares, and shared dispositive power over 526,396 of the reported shares.

AUDIT COMMITTEE REPORT
The primary purposes of the Audit Committee are to oversee on behalf of the Board: (i) the Company’s accounting and financial reporting processes and the integrity of its financial statements; (ii) the audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; and (iv) the performance of the Company’s internal audit function, if any, internal accounting controls, disclosure controls and procedures and internal control over financial reporting. The Audit Committee also manages the Company’s relationship with its independent registered public accountant (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
The Company’s independent registered public accountant for the year ended December 31, 2024, KPMG LLP (“KPMG”), was responsible for performing an independent audit of the Company’s financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee’s responsibility is to supervise and review these processes.
In this context, the Audit Committee hereby reports as follows:
1.
The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Audit Committee has discussed with KPMG the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).

3.
The Audit Committee has received from KPMG the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence and considered the compatibility of non-audit services with KPMG’s independence.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.
AUDIT COMMITTEE:
Carmen Perez-Carlton, Chair
Jennifer S. Banner
Scott G. Bruce
Francis X. Frantz

EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is biographical information with respect to each current executive officer of the Company. In addition to the executive officers listed below, Mr. Gunderman, who also serves as a director of the Company, is an executive officer of the Company. Biographical information regarding Mr. Gunderman is available above under “Proposal No. 1 — Election of Directors.”
Paul Bullington, age 53, has served as the Senior Vice President — Chief Financial Officer and Treasurer (or CFO) of Uniti since September 9, 2021. Prior to that appointment, Mr. Bullington served as the Company’s Senior Vice President of Strategic Operations of Uniti Fiber. Mr. Bullington joined the Company in connection with its acquisition of Southern Light, LLC (“Southern Light”) on July 3, 2017. Prior to joining the Company, Mr. Bullington served as the Chief Financial Officer of Southern Light, which he joined in March 2001, until it was acquired by the Company. Mr. Bullington holds a Bachelor of Science degree from Birmingham-Southern College and an MBA from The University of Chicago Booth School of Business.
Daniel L. Heard, age 50, has served as the Executive Vice President — General Counsel and Secretary (or General Counsel) of Uniti since April 1, 2015. Prior to joining Uniti, he was a partner in the law offices of Kutak Rock LLP. Mr. Heard joined Kutak Rock LLP in 2000, where he represented public companies in corporate, securities and merger and acquisition transactions. His clients comprised a wide range of industries, including telecommunications, information technology and food processing. Mr. Heard has extensive experience in negotiating, structuring and consummating mergers and acquisitions, public offerings of debt and equity securities and other corporate finance transactions. Mr. Heard graduated from the William H. Bowen School of Law at the University of Arkansas at Little Rock and has a Bachelor of Arts from the University of Central Arkansas. Mr. Heard is responsible for the Company’s legal affairs and corporate governance.
Michael Friloux, age 60, has served as the Company’s Executive Vice President — Chief Technology Officer (or CTO) of the Company since February 24, 2022, previously serving as Senior Vice President and Chief Technology Officer since he joined the Company. Mr. Friloux joined the Company in 2016 in connection with the Company’s acquisition of PEG Bandwidth, LLC, of which Mr. Friloux served as President and Chief Executive Officer. Mr. Friloux holds a Bachelor of Science from Oklahoma State University.
Ronald J. Mudry, age 63, has served as Senior Vice President — Chief Revenue Officer (or CRO) of the Company since April 1, 2018, previously serving as Executive Vice President — Fiber Operations since Uniti’s acquisition of Tower Cloud, Inc. on August 31, 2016. Prior to the acquisition, Mr. Mudry served as chief executive officer and president of Tower Cloud, which he founded in 2006. Prior to his time with Tower Cloud, Mr. Mudry founded Progress Telecom (formed in 1998) and before that spent 15 years with GTE Corporation (now Verizon) where he held key management positions in finance, sales and marketing, international operations, treasury, strategic planning, and mergers and acquisitions. Mr. Mudry serves on the Board of Directors and Executive Committee of INCOMPAS, a telecommunications industry association. Mr. Mudry holds a bachelor’s degree in finance from the University of Michigan and an MBA from the University of Tampa.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

This Compensation Discussion & Analysis describes our current executive compensation program and provides information regarding the compensation paid to our named executive officers (or NEOs) in 2024, who were:
•
Kenneth A. Gunderman, President and Chief Executive Officer;

•
Paul Bullington, Senior Vice President — Chief Financial Officer and Treasurer;

•
Daniel L. Heard, Executive Vice President — General Counsel and Secretary;

•
Michael Friloux, Executive Vice President — Chief Technology Officer; and

•
Ronald J. Mudry, Senior Vice President — Chief Revenue Officer.

Compensation Philosophy

Our current compensation program includes annual base salaries, annual short-term cash incentive opportunities, and long-term equity awards. Our executive compensation program is intended to support the following objectives:
•
align pay with performance through the use of variable incentives (84% variable for CEO, 73.3% variable for CFO, and 71.4% variable for General Counsel, CTO and CRO in our 2024 annual compensation program);

•
reinforce key business objectives in support of long-term value creation;

•
align management’s interests with the long-term interests of our stockholders; and

•
discourage excessive risk taking.

To further these objectives, we adhere to the following compensation and corporate governance practices:
What We Do:	What We Don’t Do:
Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics	Do NOT provide tax gross-ups in any circumstance
Retain an independent compensation consultant	Do NOT provide excessive perquisites for executives
Require compliance with stock ownership guidelines for executives and non-employee directors	Do NOT provide guaranteed bonuses under the Uniti Group Inc. Annual Short-Term Incentive Plan
Include double-trigger change-in-control provisions in equity awards	Do NOT provide discount stock options or stock appreciation rights
Place caps on incentive award opportunities and conduct an annual risk assessment	Do NOT pay dividends on performance-based restricted stock units prior to vesting
Maintain a Nasdaq rule compliant clawback policy	Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes

How We Structured the 2024 Compensation Program

Compensation Committee.   Our Compensation Committee is currently comprised of Messrs. Bruce (Chair), Ms. Banner, Mr. Frantz and Ms. Perez-Carlton. Our Board of Directors has determined that each member of the Compensation Committee is an independent director under Nasdaq listing standards and a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.
The Compensation Committee oversees and administers our compensation programs, plans and awards for Uniti’s directors and executive officers and is primarily responsible for reviewing and approving (or recommending to the Board of Directors for approval) our compensation policies and the compensation paid to our executive officers. The Compensation Committee’s responsibilities are set forth in its written charter that is available on our website at www.uniti.com under the “About Us — Corporate Governance” tab.
With respect to our 2024 compensation program, the Compensation Committee reviewed and approved the compensation opportunities for Messrs. Gunderman, Bullington, Heard, Friloux and Mudry with input from its independent compensation consultant, Pearl Meyer. In approving such compensation, the Compensation Committee focused on a number of metrics to evaluate our performance, in addition to elements of strategic performance, as discussed below.
Management.   Our CEO provides performance context and recommendations based on the analysis supplied by Pearl Meyer regarding the compensation arrangements for the NEOs, other than himself. While the Compensation Committee values the judgment and input from the CEO, and considers his recommendations, the Compensation Committee ultimately retains sole discretion to approve the compensation packages for each executive officer.
Independent Consultant.   The Compensation Committee has the authority to retain and terminate any compensation consultant, legal counsel or other adviser as it determines appropriate to assist it in the performance of its responsibilities and to approve such consultant’s fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should not perform any services for us other than services as a consultant to the Compensation Committee.
The Compensation Committee engaged Pearl Meyer to assist in the review and design of our 2024 executive compensation program after considering its experience in assisting both telecommunications companies and other REITs in designing competitive, well-balanced compensation programs that align the interests of management and stockholders. Pearl Meyer assisted the Compensation Committee in reviewing the Company’s existing short- and long-term compensation programs and structuring awards under such programs, provided data on current compensation “best practices” and trends in the REIT industry, and assisted with a review of the Company’s peer group for use in structuring our 2024 executive compensation program. A description of the process and rationale utilized for selecting our 2024 peer group is described below.
Pearl Meyer reports directly to the Compensation Committee and regularly participates in committee meetings. Prior to engagement, the Compensation Committee reviewed the independence of Pearl Meyer pursuant to the applicable SEC rules and concluded no conflict of interest exists that would preclude Pearl Meyer from serving as an independent advisor to the Compensation Committee.
Competitive Market Analysis; Formulation of Peer Group.   In designing our 2024 executive compensation program, the Compensation Committee, with the assistance of Pearl Meyer and senior management, gathered and reviewed information about the compensation program and processes of other publicly traded REITs and telecommunication companies (the “Peer Group”). In selecting the Peer Group, the Compensation Committee and Pearl Meyer considered many factors, focusing particularly on companies with comparable revenues and enterprise values to Uniti and net-lease REITs that focus on unique market segments or niches and/or employ a similar business model to Uniti. Management assisted Pearl Meyer and the Compensation Committee in the process by providing additional industry insight. Applying these criteria, Pearl Meyer recommended, and the Compensation Committee approved, inclusion of the following companies in the Peer Group:
Peer Group for Evaluating Fiscal 2024 Executive Compensation
Acadia Realty Trust (AKR)	Hudson Pacific Properties, Inc. (HPP)
American Tower Corporation (AMT)	Lumen Technologies, Inc. (LUMN)
Consolidated Communications Holdings, Inc. (CNSL)	NNN REIT, Inc.(2) (NNN)
COPT Defense Properties(1) (CDP)	Omega Healthcare Investors, Inc. (OHI)
Crown Castle Inc. (CCI)	Piedmont Office Realty Trust, Inc. (PDM)
Digital Realty Trust, Inc. (DLR)	SBA Communications Corporation (SBAC)
EPR Properties (EPR)	Spirit Realty Capital, Inc. (SRC)
Healthcare Realty Trust Incorporated (HR)	UMH Properties, Inc. (UMH)

(1)
Formerly known as Corporate Office Properties Trust.

(2)
Formerly known as National Retail Properties, Inc.

To provide additional perspective, the Compensation Committee also reviews, with the assistance of Pearl Meyer, pay levels for comparable positions within the broader REIT industry, as reported in the NAREIT Compensation Survey. Peer Group compensation data and data for size-appropriate companies collected from the NAREIT survey were blended to create composite market values for each position (the “Market Data”). In determining appropriate pay opportunities for our NEOs, the Compensation Committee also considers a variety of other factors in addition to the Market Data, such as each executive’s qualifications, responsibilities, past performance and expected future contributions.
2024 Target Total Direct Compensation.   In designing our 2024 annual executive compensation program, the Compensation Committee reviewed each NEO’s base salary, annual target cash incentives and annual target long-term incentives (which we refer to as “Target Total Direct Compensation”) against the Market Data.
The Target Total Direct Compensation of the NEOs in 2024 were as follows:
Name	Target Total Direct Compensation(1)
Kenneth A. Gunderman	$4,531,250
Paul Bullington	$1,699,500
Daniel L. Heard	$1,442,000
Michael Friloux	$1,171,625
Ronald J. Mudry	$1,261,750

(1)
Does not include the Special Merger Grants, as discussed below.

Compensation Mix.   Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer’s responsibility and ability to affect financial results of the Company increase, base salary will become a smaller component of total compensation and long-term, equity-based compensation will become a larger component of total compensation, further aligning the executive officer’s interests with those of the Company and its stockholders. The following charts illustrate the mix of Target Total Direct Compensation for the NEOs based on compensation opportunities provided in fiscal year 2024.

Target Pay Mix for Mr. Gunderman	Target Pay Mix for Mr. Bullington	Target Pay Mix for Messrs. Heard, Friloux and Mudry

Variable pay represents 84% of Target Total Direct Compensation for Mr. Gunderman, 73.3% for Mr. Bullington and 71.4% for Messrs. Heard, Friloux and Mudry.
Results of Stockholder Advisory Vote on Executive Compensation.   At the 2024 annual meeting of stockholders, we held our annual “say-on-pay” vote pursuant to which stockholders were given the opportunity to approve the compensation of the Company’s NEOs. Approximately 93% of votes cast on the proposal were in favor of our executive compensation. In light of this strong support, the Compensation Committee decided to maintain the core design of our compensation program for 2025. The Compensation Committee plans to evaluate and consider the outcome of each annual advisory vote on executive compensation, in addition to various other factors, when making future compensation decisions.
Practices Related to the Timing of Equity Grants.   It is the Compensation Committee’s general practice to review and approve annual equity grants to eligible employees (including the executive officers) on a pre-determined schedule at its regularly scheduled meeting in the first quarter of each year, which typically occurs in February. The Compensation Committee does not time the granting of equity awards in relation to the release of, or otherwise take into account, material nonpublic information when determining the timing or terms of our equity awards. Instead, the timing of annual equity awards follows the regular annual compensation cycle in accordance with Company’s policy for granting equity awards. The Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During the last completed fiscal year, the Company did not grant stock options to any NEO.
Anticipated Changes to Executive Compensation Program following Windstream Merger

Our Compensation Committee is currently reviewing our executive compensation program in light of the pending transactions (such transactions, collectively, the “Merger”) contemplated by the Agreement and Plan of Merger dated as of May 3, 2024 by and between the Company and Windstream Holdings II, LLC (“Windstream”). Given the significantly increased breadth and complexity of the business of the combined company, the Compensation Committee anticipates refining and revising our executive compensation program to ensure the program remains competitive, supports strategic objectives of the combined company and rewards performance. While no decisions have been made as of the date of this proxy statement (except with respect to the Special Merger Grants discussed below), the Compensation Committee intends to review and consider a number of changes to program design, such as:
•
Establishing a telecom-focused peer group to take effect post-closing to ensure that we continue to compensate our executives competitively in light of the increased scale, complexity and scope of the combined company;

•
Approving changes to base salaries, bonus opportunities, and size, design and mix of our equity and non-equity incentive compensation program based on a review of the compensation practices of members of the new peer group, while also giving consideration to each executive officer role based on the size, scope and impact of such role, leadership skills, experience and both company and individual performance in the context of the combined company;
•
Reviewing potential changes to the 2025 short-term incentive plan (which was approved in February of this year) and outstanding performance-based equity grants for which the performance period has not been completed, including, but not limited to, updating the peer group used for the TSR performance goals under our PBRSUs; and

•
Considering updated employment and severance agreements for our existing executive officers, as well as officers that join the combined company from Windstream.

The foregoing list is not intended to be exhaustive. Revisiting our compensation principles is an integral step in developing our post-Merger compensation model to ensure there is internal equity and an efficient operating model and management structure. The post-Merger compensation model will be approved by the combined company’s compensation committee and will be fully disclosed in next year’s Compensation Discussion and Analysis.
Elements of 2024 Compensation

The Company’s executive compensation program consists of:
•
annual base salary;

•
annual performance incentive payments; and

•
equity-based compensation.

Annual Base Salaries.    Base salaries for the NEOs were initially established in connection with their hiring based on the executive’s position, responsibilities, personal expertise and experience, internal pay equity, and the Market Data. The Compensation Committee views base salary as the fixed compensation necessary to attract and retain qualified executives and to provide a reasonable base level of compensation for the executives’ ongoing performance throughout the year. Annual base salaries are a key component of an NEO’s total compensation as both short- and long-term incentive payments are calculated as a multiple of base salary. The executive officers’ base salaries are subject to annual review and adjustment. As an executive’s responsibilities and ability to affect the financial results of the Company increase, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component, further aligning the executive’s interests with those of our stockholders.
The following table sets forth the base salaries for the NEOs for 2023 and 2024. As illustrated, the Compensation Committee elected to make no base salary adjustments in 2024.
Name	2023 Base Salary	2024 Base Salary
Kenneth A. Gunderman	$725,000	$725,000
Paul Bullington	$453,200	$453,200
Daniel L. Heard	$412,000	$412,000
Michael Friloux	$334,750	$334,750
Ronald J. Mudry	360,500	$360,500
Short-Term Incentives.   The Company maintains the Uniti Group Inc. Annual Short-Term Incentive Plan (the “Plan”), which permits the Compensation Committee to award and pay cash bonuses to officers, employees and consultants of the Company or any of its subsidiaries or affiliates. The Plan is designed to motivate, attract and retain qualified officers, consultants and other key employees and to promote the alignment of such persons’ interests with those of the Company’s stockholders. The Plan provides the Compensation Committee authority to construe and interpret the Plan, make rules and regulations relating to the administration of the Plan, designate eligible persons to receive awards, establish the terms and conditions of the awards, select performance criteria and goals for awards and determine if and to what extent such goals have been satisfied and make all other determinations necessary or advisable for the administration of the Plan.
2024 Cash Incentive Opportunities.   In February 2024, the Compensation Committee approved award opportunities under the Plan for our executive officers, payable upon the attainment of certain company-wide performance goals during 2024 (the “2024 STIP”). The following table sets forth the target cash incentive opportunities for the NEOs under the 2024 STIP and reflect no change from 2023 target percentages for the NEOs:
	Target Cash Incentive(1)
Name	% of Base Salary	Amount
Kenneth A. Gunderman	150%	$1,087,500
Paul Bullington	100%	$453,200
Daniel L. Heard	100%	$412,000
Michael Friloux	100%	$334,750
Ronald J. Mudry	100%	$360,500

(1)
No payout is earned under the 2024 STIP for below-threshold performance. The threshold and maximum incentive opportunities for each NEO under the 2024 STIP (expressed as a percentage of base salary) are as follows:

Name	Threshold	Maximum
Kenneth A. Gunderman	75%	225%
Paul Bullington	50%	150%
Daniel L. Heard	50%	150%
Michael Friloux	50%	150%
Ronald J. Mudry	50%	150%
Mr. Gunderman’s award opportunities are greater than the other NEOs in light of his role and responsibility as CEO and his greater ability to affect financial results of the Company relative to the other NEOs.
Awards under the 2024 STIP were based on company-wide financial performance measures as discussed in greater detail below. The Compensation Committee selected the specific financial measures because they are each consistent with Uniti’s overall strategy and/or are among the most important and closely followed measures of our performance by the investing community and our stockholders. Each NEO has threshold, target and maximum cash incentive opportunities that are aligned with threshold, target and maximum performance outcomes, with linear interpolation between the specified levels. The Compensation Committee utilized the following quantitative measures of Company financial performance in the 2024 STIP:

Performance Measure	Weighting for all NEOs (other than CRO)	Weighting for CRO(1)	Description
Consolidated Adjusted Funds From Operations (“AFFO”)	50%	35%

			Represents consolidated funds from operations, adjusted to exclude the impact of certain non-cash revenues and expenses, capital markets transactions, including cash interest expense in connection with mid-year notes issuances, merger and acquisition transactions and similar items, for the year ended December 31, 2024. A reconciliation of Consolidated AFFO to net income is included in Appendix A to this Proxy Statement.
Consolidated Bookings	15%	20%	Represents new monthly recurring revenue bookings across all product lines.
On-Time Delivery	15%	20%	Represents the percentage of customer activation dates that meet the original service activation date agreed upon between the customer and Uniti.
Gross Margin	20%	25%	Represents the percentage of Uniti’s revenue retained after subtracting cost of services. Revenue and cost of services related to the Windstream Master Lease, Windstream APA ROU amortization recorded to Uniti Fiber 2020 LLC, and all transaction related costs are excluded from the calculation.

(1)
The performance metrics were weighted differently for Mr. Mudry due to his role as CRO.

The table below sets forth the performance goal levels, as well as actual results, for each performance measure described above:
Performance Measures	Threshold	Target	Maximum	Actual Results
Consolidated AFFO	$368.0M	$374.0M	$379.0M	$379.0M
Consolidated Bookings	$3.0M	$3.6M	$4.0M	$3.3M
On-Time Delivery	65.0%	75.0%	85.0%	91.0%
Gross Margin	60.0%	62.9%	65.0%	62.9%
2024 Payouts.   For 2024, each NEO earned a performance-based cash award based on the weighted achievement of corporate financial measures. As reflected in the table above, the Company met or exceeded the maximum performance goal for Consolidated AFFO and On-Time Delivery, met the target performance goal for Gross Margin and exceeded the threshold performance goal for Consolidated Bookings. Based on such performance, the following table shows the payouts to the NEOs under the 2024 STIP:

Name	Payout	% of Target Cash Incentive Opportunity Amount
Kenneth A. Gunderman	$2,109,750	194%
Paul Bullington	$584,628	129%
Daniel L. Heard	$531,480	129%
Michael Friloux	$421,828	129%
Ronald J. Mudry	$443,415	123%
Equity-Based Compensation.   The Uniti Group Inc. 2015 Equity Incentive Plan, as amended and restated effective April 11, 2023 (the “Long-Term Incentive Plan”), permits us to make grants of equity awards to our employees, including our executive officers. We make equity grants to our executive officers as part of our annual compensation program to align their long-term interests with that of our stockholders and to maintain the competitiveness of our total compensation package. As noted later in this CD&A, our NEOs are subject to robust stock ownership guidelines to reinforce a focus on long-term shareholder value creation. It is the Compensation Committee’s policy to review and grant all annual equity compensation awards to directors, executive officers, and all other eligible employees at its first regularly scheduled meeting of each year, which it expects to occur in February of each year, with each such grant based on the average closing price of our common stock as reported on Nasdaq for the 20 trading days prior to the grant date.
During 2024, we granted time-based restricted stock and performance-based restricted stock units (PBRSUs) to our executive officers as part of our annual compensation program. Holders of time-based restricted stock are entitled to dividends when paid by the Company and PBRSUs accrue a dividend equivalent that is paid in cash when and solely to the extent that the underlying PBRSUs vest. The Compensation Committee believes restricted stock and PBRSUs are a more meaningful tool for compensating our executive officers as compared to stock options because the value of our stock, as is the case with other REITs, is principally determined by its dividend yield relative to market interest rates rather than by its potential for capital appreciation. Because the incentive value of stock options is tied to future appreciation in stock price and because the high dividend rate of REIT stocks tends to diminish the potential future appreciation in the price of such stocks, the Compensation Committee believes stock options may not provide appropriate incentives for management. The Compensation Committee also views restricted stock and PBRSUs as being more effective in managing equity plan dilution.
During 2024, we made equity grants to each NEO, of which (i) 50% was in the form of PBRSUs that are eligible for vesting in February 2027 if we meet specified relative total shareholder return (“TSR”) performance goals, as further described below, and (ii) 50% was in the form of time-based restricted stock that vests in three equal installments on February 21 of each year, beginning on February 21, 2025. The target value of the equity awards granted to our NEOs in 2024 was as follows:
Name	Target Value of Restricted Shares and PBRSUs
Kenneth A. Gunderman	$2,718,750
Paul Bullington	$793,100
Daniel L. Heard	$618,000
Michael Friloux	$502,125
Ronald J. Mudry	$540,750
The actual amount of the PBRSUs granted in 2024 that may be earned and become vested will be between 0% and 200% of the target amount, depending on our achievement of relative TSR over a three-year period from February 21, 2024 to February 21, 2027 as compared to the TSR of the Peer Group (as defined above) for the same period. Specifically, the metrics for the three-year performance cycle ending February 21, 2027 are:
Performance Criteria	Below Threshold	Threshold	Target	Maximum
TSR position within the Peer Group	<33rd percentile	33rd percentile	50th percentile	>75th percentile
Payout Opportunity	0% of Target	50% of Target	100% of Target	200% of Target
Threshold, target and maximum performance result in the executive officers earning 50%, 100% or 200% of the target number of PBRSUs, with linear interpolation between specified levels. No performance shares are earned for below-threshold performance, and payout is capped at 200% of target even if performance exceeds the maximum goal.
The number of time-based restricted shares and PBRSUs granted during 2024 were both based on the average closing price of our common stock as reported on Nasdaq for the 20 trading days prior to the grant date. Under SEC rules, for purposes of this Proxy Statement we are required to value these awards using different calculations in the compensation tables following this CD&A. For ease of reference, the table below reconciles the values of these awards from the amount reported in this CD&A to the amounts reported in the compensation tables.
Name	Annual Award Amount (at target level)	Grant Date Fair Value of Annual Awards (included in the Summary Compensation Table)
Kenneth A. Gunderman	$2,718,750	$3,663,275
Paul Bullington	$793,100	$1,068,626
Daniel L. Heard	$618,000	$832,699
Michael Friloux	$502,125	$676,574
Ronald J. Mudry	$540,750	$728,606
While the Short-Term Incentive Plan is designed to incentivize our executive officers to achieve specific near-term financial and operational performance goals, the Long-Term Incentive Plan’s incentive opportunity is designed to focus our executive officers on long-term performance by linking a substantial portion of an NEO’s compensation to the long-term stability and success of our Company. The Compensation Committee believes that the equity awards granted in 2024 appropriately align the long-term interests of our executive officers with that of our stockholders. The Compensation Committee further believes that equity compensation is a critical tool in attracting and retaining qualified executives who we believe are integral to our success.

Special Merger Grants.   In connection with the Agreement and Plan of Merger dated as of May 3, 2024 by and between the Company and Windstream (the transactions contemplated by such agreement, collectively, the “Merger”), on May 16, 2024, the Compensation Committee approved a special one-time grant of awards of PBRSUs (the “Merger PBRSUs”) and time-based restricted stock (the “Merger RSAs” and together with the Merger PBRSUs, the “Special Merger Grants”) under the Long-Term Incentive Plan to each of the Company’s NEOs.
	PBRSU Awards (Number of Underlying Shares)			Restricted Share Awards (Number of Underlying Shares)
Name	Threshold	Target	Maximum
Kenneth A. Gunderman	218,621	437,243	874,486	1,311,728
Paul Bullington	64,300	128,601	257,202	385,802
Daniel L. Heard	55,298	110,597	221,193	331,790
Michael Friloux	64,300	128,601	257,202	385,802
Ronald J. Mudry	51,440	102,881	205,761	308,642
The Special Merger Grants are designed to create additional incentives that extend beyond the stockholder return objectives and time frame of previously granted equity awards, with the goal of driving outstanding levels of performance and value creation during the three-year period after closing of the Merger. The Special Merger Grants are also intended to provide additional incentives for the Company’s NEOs to consider further value-creating transactions following the closing of the Merger. The Merger RSAs will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the closing of the Merger, respectively, and the Merger PBRSUs will vest between 0% and 200% of the target amount based on performance over the three-year period following the closing of the Merger. Vesting of the Merger PBRSUs will depend on the Company’s achievement of a TSR metric relative to a peer group of the combined company, with the peer group identified by the Compensation Committee within 30 days following the closing of the Merger:
Performance Criteria	Below Threshold	Threshold	Target	Maximum
TSR position within the Peer Group	<33rd percentile	33rd percentile	50th percentile	>75th percentile
Payout Opportunity	0% of Target	50% of Target	100% of Target	200% of Target
The Special Merger Grants are dependent upon the successful closing of the Merger, after which the applicable vesting and performance periods will commence. While the vesting period for the Merger RSAs has not commenced, the grant date fair values of the Merger RSAs are calculated in accordance with FASB ASC Topic 718 as of the approval date of such awards and reported within the Summary Compensation Table and Grants of Plan-Based Awards table. However, the grant date fair values of the Merger PBRSUs are not calculable in accordance with FASB ASC Topic 718 until the peer group is identified by the Compensation Committee following closing of the Merger. Accordingly, the grant date fair values of the Merger PBRSUs are not included in the Summary Compensation Table or the Grants of Plan-Based Awards table. Assuming the Merger closes in 2025, the amounts will be included in next year’s Summary Compensation Table and Grants of Plan-Based Awards table.
2021 PBRSU Vestings.   In 2021, we granted PBRSUs to each of Mr. Gunderman, Mr. Heard, Mr. Friloux and Mr. Mudry that were eligible for vesting in February 2024 if we met specified relative TSR performance goals over a three-year period ended February 24, 2024. In measuring our relative TSR, 50% was weighted to our performance against our 2021 peer group and 50% was weighted to our performance against our 2021 telecom peer group, in each case measured by percentile ranking. Based on actual performance as certified by the Compensation Committee, none of the 2021 PBRSUs vested.
Other Benefit Plans.   Similar to all of our employees, executive officers are entitled to receive health, welfare, and life insurance and 401(k) retirement benefits from Uniti, and are entitled to participate in the Uniti Group Inc. Employee Stock Purchase Plan. The Company also maintains the Uniti Group Inc. Deferred Compensation Plan, a non-qualified deferred compensation plan that offers participants the ability to defer compensation above the IRS qualified plan limits. Amounts deferred under the plan accrue interest at the lesser of the Company’s weighted average cost of capital or the then current yield on the United States 10-year Treasury Note. As of December 31, 2024, the applicable rate under the plan was 4.578%. The Compensation Committee adopted such plan as part of its effort to provide a competitive total compensation package.
Severance and Change-in-Control Provisions.   Our executive officers have entered into agreements or are otherwise eligible to participate in broad-based company severance policies that provide for severance benefits upon qualifying termination of employment, including enhanced severance if the termination occurs in connection with a change in control. These agreements and policies are described below under “Agreements with our Named Executive Officers.” We believe the arrangements are reasonable and were an important part of the recruitment and expected long-term retention of our executive management team.
Clawback Policy.   In accordance with the Nasdaq listing standards, we maintain a clawback policy (the “Clawback Policy”) that requires executive officers to repay or forfeit erroneously awarded compensation in the event that our financial statements become subject to restatement. The Clawback Policy applies to any compensation that is granted, earned or vested based wholly or in part upon attainment of a financial reporting measure, in each case granted or awarded during the three fiscal years preceding the restatement, and any other compensation as the Audit Committee of our Board of Directors may designate as subject to the Clawback Policy.
Compensation Recovery Determination.   On October 30, 2024, we made the determination to restate the unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 (“2023 Interim Financial Statements”) after identifying certain errors with respect to the income tax benefit we recorded associated with a goodwill impairment reflected in the 2023 Interim Financial Statements. We included restated 2023 Interim Financial Statements correcting these errors in the Quarterly Report on Form 10-Q for the period ended September 30, 2024 filed with the SEC on November 8, 2024.
The errors had no effect on the NEO’s compensation for previously awarded incentive-based compensation because the applicable performance measures for such prior periods were not impacted by the errors. As such, we determined that no recovery was required.
Risk Considerations in our Overall Compensation Program

The Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on us. To the extent that our compensation programs create a potential misalignment of risk incentives, the Compensation Committee believes that it has adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include robust stock ownership guidelines, the Clawback Policy, capped incentive award opportunities, a three-year vesting cycle for equity-based compensation and oversight by the Compensation Committee.
Stock Ownership Guidelines

We believe that share ownership by our directors and senior officers helps to align their interests with our stockholders’ interests. We have adopted minimum stock ownership guidelines applicable to our directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of our common stock valued at $500,000. Our executive officers are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:
Officer	Ownership Level
Chief Executive Officer	five times base salary
Other Officers	three times base salary

Directors and executive officers have a transition period of five and four years, respectively, from their initial election (or from the first annual meeting of stockholders following their election) to meet the applicable ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual retainer, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines require that each officer and director retain 100% of the shares received, net of tax payment obligations, upon the vesting of any stock or equity awards granted to such director or officer. For the purposes of the guidelines, stock options and unvested shares or units of restricted stock are not considered to be owned.
The table below sets forth the applicable ownership guideline amount for each of our current directors and executive officers and the number of shares of common stock that each such officer or director is deemed to own under the guidelines as of March 21, 2025.
Name	Guideline Share Amount(1)	Shares Owned
Jennifer S. Banner	153,374(1)	153,558
Scott G. Bruce	153,374(1)	177,914
Paul Bullington	119,026(2)	218,594
Francis X. (“Skip”) Frantz	153,374(1)	296,443
Michael Friloux	87,917(2)	119,992
Kenneth A. Gunderman	1,111,963(1)	1,260,265
Daniel L. Heard	379,141(1)	223,878
Ronald J. Mudry	312,572(3)	144,109
Carmen Perez-Carlton	62,814(4)	132,779

(1)
Calculated based upon the closing price on the date of the 2024 annual meeting of stockholders, which was $3.26. As shown above, stock ownership of Mr. Heard is below his current applicable stock ownership guidelines. This is solely due to a significant year-over-year increase in his applicable ownership guidelines resulting from the decline in our stock price between our 2022 and 2024 annual meetings of stockholders (from $11.09 to $3.26) and is not due to any stock dispositions by Mr. Heard, who has not sold shares of the Company’s common stock during his tenure as an executive officer. The Compensation Committee intends to review and continue to monitor our stock ownership guidelines relative to our stock price. The Compensation Committee believes that the stock ownership level for each of these directors and executive officers as shown above, together with his or her unvested equity awards, reflects a meaningful ownership position in our stock that align their interests with the interests of our stockholders.

(2)
The applicable ownership guidelines for Messrs. Bullington and Friloux are calculated based upon the closing price on the date of the 2022 annual meeting of stockholders, which was $11.09, and they will have until the 2026 annual meeting of stockholders to meet the applicable ownership guidelines.

(3)
The applicable ownership guideline amount reflected in the table above for Mr. Mudry is calculated based upon the closing price on the date of the 2023 annual meeting of stockholders, which was $3.46. Mr. Mudry will have until the 2027 annual meeting of stockholders to meet the applicable ownership guidelines.

(4)
The applicable ownership guideline amount reflected in the table above for Ms. Perez-Carlton is calculated based upon the closing price on the date of the 2020 annual meeting of stockholders, which was $7.96. Ms. Perez-Carlton will have until the 2025 annual meeting of stockholders to meet the applicable ownership guidelines.

Compensation Committee Report
on Executive Compensation
The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion & Analysis” contained in this Proxy Statement for the 2025 Annual Meeting of Stockholders and has discussed such disclosures with the management of Uniti. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion & Analysis” be included in Uniti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders for filing with the SEC.
The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.
COMPENSATION COMMITTEE:
Scott G. Bruce, Chair
Francis X. (“Skip”) Frantz
Jennifer S. Banner
Carmen Perez-Carlton

Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to Uniti’s NEOs in fiscal year 2024.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Kenneth A. Gunderman President and CEO	2024	725,000	—	8,424,848	—	2,109,750	—	15,042	11,274,640
	2023	725,000	—	3,110,628	—	1,007,750	—	14,442	4,857,820
	2022	725,000	—	2,967,063	—	1,305,000	—	14,135	5,011,198
Paul Bullington SVP—CFO and Treasurer	2024	453,200	—	2,469,088	—	584,628	—	14,913	3,521,829
	2023	453,200	—	880,991	—	421,476	—	13,848	1,769,515
	2022	440,000	—	720,286	—	528,000	—	13,276	1,701,562
Daniel L. Heard EVP—General Counsel and Secretary	2024	412,000	—	2,037,096	—	531,480	—	14,799	2,995,375
	2023	412,000	—	686,483	—	383,160	—	14,307	1,495,950
	2022	400,000	—	654,803	—	480,000	—	13,522	1,548,325
Michael Friloux EVP—Chief Technology Officer	2024	334,750	—	2,077,035	—	421,828	—	16,056	2,849,669
	2023	334,750	—	557,771	—	311,317	—	14,662	1,218,500
	2022	325,000	—	532,032	—	390,000	—	14,311	1,261,343
Ronald J. Mudry SVP—Chief Revenue Officer	2024	360,500	—	1,848,976	—	443,415	—	16,259	2,669,150
	2023	360,500	—	600,665	—	100,940	—	15,647	1,077,752

(1)
The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock and performance-based restricted stock unit (PBRSU) awards granted during 2024, other than the Merger PBRSUs. As noted in the Compensation Discussion & Analysis under the heading “Elements of 2024 Compensation — Equity-Based Compensation — Special Merger Grants,” the aggregate grant date fair value of the Merger PBRSUs will be calculated following the closing of the Merger and, assuming the Merger closes in 2025, will be included in next year’s Summary Compensation Table. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 12 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Additional information regarding the Long-Term Incentive Plan is discussed in further detail in the Compensation Discussion & Analysis under the heading “Elements of 2024 Compensation — Equity-Based Compensation.” The grant date fair values of the annual PBRSUs are based upon the probable levels of achievement of the performance goals related to those awards. The resulting number of annual PBRSUs that vest, if any, depends on whether we achieve the specified level of performance with respect to the performance measures tied to these awards. The grant date fair values of the annual PBRSUs are reported in the table above at target payout, representing the probable outcome of performance conditions as calculated at the time of grant, which is less than the maximum possible payout. The table below shows the grant date fair values of the annual PBRSUs granted to each NEO during fiscal year 2024 at the probable payout and the maximum payout that would result if the highest levels of performance goals are achieved.

Name	Grant Date Fair Value of Annual PBRSUs (Probable Payout) ($)	Grant Date Value of Annual PBRSUs (Maximum Payout) ($)
Kenneth A. Gunderman	2,191,703	2,943,144
Paul Bullington	639,349	858,555
Daniel L. Heard	498,196	669,006
Michael Friloux	404,788	543,572
Ronald J. Mudry	435,918	585,376

(2)
The amounts in this column reflect the cash incentive awards earned for 2024 pursuant to the 2024 STIP. The 2024 STIP payouts are discussed in further detail in the Compensation Discussion & Analysis under the heading “Elements of 2024 Compensation — Short-Term Incentives.”

(3)
The amounts reflected in this column represent the sum of all other compensation received by the NEOs and are comprised of (i) company matching contributions under Uniti’s 401(k) plan of $13,800 each and (ii) imputed income for value over $50,000 of life insurance coverage provided by Uniti.

Pay Ratio Disclosure.   In 2024, the total compensation of our CEO was $11,293,608, and the total compensation of our median employee was $100,330. The total compensation of our CEO was approximately 112.56 times that of the median employee. For purposes of calculating the pay ratio disclosure, our CEO’s annual total compensation was determined to be $11,293,608, which represents the sum of Mr. Gunderman’s annual total compensation as reflected in the Summary Compensation Table plus the employer portion of his health insurance premiums of $18,968.
We have chosen to identify a new median employee for purposes of calculating and disclosing our 2024 pay ratio. We identified the new median employee using actual W-2 compensation of all employees who were employed as of December 31, 2024, including full-time, part-time, seasonal and temporary employees (other than our CEO). Our total number of employees as of December 31, 2024 was 758. After identifying the median employee, we calculated the annual total compensation for the median employee using the same methodology we used for calculating our CEO’s annual total compensation for purposes of calculating the pay ratio disclosure as discussed above.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Uniti during 2024 to the individuals named below.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Kenneth A. Gunderman	2/21/24	2/21/24	543,750	1,087,500	1,631,250
	2/21/24	2/21/24							260,917		$1,471,572
	2/21/24	2/21/24				130,459	260,917	521,834			$2,191,703
	5/16/24	(5)				218,621	437,243	874,486		$	—(5)
	5/16/24	5/16/24							1,311,728		$4,761,573
Paul Bullington	2/21/24	2/21/24	226,600	453,200	679,800
	2/21/24	2/21/24							76,113		$429,277
	2/21/24	2/21/24				38,057	76,113	152,226			$639,349
	5/16/24	(5)				64,300	128,601	257,202		$	—(5)
	5/16/24	5/16/24							385,802		$1,400,461
Daniel L. Heard	2/21/24	2/21/24	206,000	412,000	618,000
	2/21/24	2/21/24							59,309		$334,503
	2/21/24	2/21/24				29,655	59,309	118,618			$498,196
	5/16/24	(5)				55,298	110,597	221,194		$	—(5)
	5/16/24	5/16/24							331,790		$1,204,398
Michael Friloux	2/21/24	2/21/24	167,375	334,750	502,125
	2/21/24	2/21/24							48,189		$271,786
	2/21/24	2/21/24				24,095	48,189	96,378			$404,788
	5/16/24	(5)				64,300	128,601	257,202		$	—(5)
	5/16/24	5/16/24							385,802		$1,400,461
Ronald J. Mudry	2/21/24	2/21/24	180,250	360,500	540,750
	2/21/24	2/21/24							51,895		$292,688
	2/21/24	2/21/24				25,948	51,895	103,790			$435,918
	5/16/24	(5)				51,440	102,881	205,762		$	—(5)
	5/16/24	5/16/24							308,642		$1,120,370

(1)
The amounts reported in these columns represent potential performance-based cash bonuses that each NEO could have earned based upon the Company’s achievement of certain quantitative performance criteria set forth in the 2024 STIP. For further discussion regarding these quantitative metrics, see the information regarding the 2024 STIP under the heading “Elements of 2024 Compensation — Short-Term Incentives.” Based on the Company’s 2024 performance, the Compensation Committee awarded performance-based cash bonus payouts under the 2024 STIP to Mr. Gunderman at 194% of his target cash payout level, Messrs. Bullington, Heard and Friloux at 129% of their target cash payout levels and Mr. Mudry at 123% of his target cash payout level, which amounts are included in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above.

(2)
The amounts reported in these columns represent potential share payouts with respect to PBRSU awards under the Long-Term Incentive Plan. The February 21, 2024 PBRSU awards will vest, if at all, at the end of the three-year performance period based on the Company’s achievement of metrics related to relative TSR over a three-year period ending February 21, 2027 and threshold, target or maximum performance will result in the NEOs earning 50%, 100% or 200% of the target number of the PBRSUs, respectively. The Merger PBRSUs will vest, if at all, at the end of the three-year performance period based on the Company’s achievement of metrics related to relative TSR over a three-year period following the closing of the Merger and threshold, target or maximum performance will result in the NEOs earning 50%, 100% or 200% of the target number of the PBRSUs, respectively.

(3)
The amounts reported in this column represent time-based restricted stock awards under the Long-Term Incentive Plan. The February 21, 2024 restricted stock grants will vest in three equal installments on February 21 of each year, beginning on February 21, 2025, subject to continued employment at each vesting date. The Merger RSAs will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the closing of the Merger, respectively.
(4)
The amounts reported in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock and PBRSU awards granted during 2024 pursuant to the Long-Term Incentive Plan, other than the Merger PBRSUs. With respect to the Merger RSAs, the grant date fair value is calculated as of the approval date of such awards but are dependent upon the successful closing of the Merger, after which the applicable vesting periods will commence. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 12 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Additional information regarding the Long-Term Incentive Plan is discussed in further detail in the Compensation Discussion & Analysis under the heading “Elements of 2024 Compensation — Equity-Based Compensation.”

(5)
As noted above in the Compensation Discussion & Analysis under the heading “Elements of 2024 Compensation — Equity-Based Compensation — Special Merger Grants,” the Merger PBRSUs are dependent upon the successful closing of the Merger and the establishment of the applicable peer group, after which the applicable performance period will commence. Accordingly, the grant date and the aggregate grant date fair value of the Merger PBRSUs will be calculated following the closing of the Merger and establishment of the applicable peer group and, assuming the Merger closes in 2025, will be included in next year’s Grants of Plan-Based Awards table.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding awards held by the individuals named below as of December 31, 2024. All awards represent grants of restricted stock or PBRSUs pursuant to the Long-Term Incentive Plan.
	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kenneth A. Gunderman	1,759,104	$9,675,072	58,292(4)	$320,606
			221,397(5)	$1,217,684
			260,917(6)	$1,435,044
			437,243(7)	$2,404,837
Paul Bullington	513,151	$2,822,331	14,151(4)	$77,831
			62,704(5)	$344,872
			76,113(6)	$418,622
			128,601(7)	$707,306
Daniel L. Heard	432,248	$2,377,364	12,865(4)	$70,758
			48,860(5)	$268,730
			59,309(6)	$326,200
			110,597(7)	$608,284
Michael Friloux	467,425	$2,570,838	10,453(4)	$57,492
			39,699(5)	$218,345
			48,189(6)	$265,040
			128,601(7)	$707,306
Ronald J. Mudry	396,542	$2,180,981	64,859(4)	$356,725
			42,752(5)	$235,136
			51,895(6)	$285,423
			102,881(7)	$565,846

(1)
Uniti has not granted stock options and therefore no options were outstanding as of December 31, 2024.

(2)
The following table sets forth the vesting schedule of the shares reported in this column for each NEO (rounded to the nearest whole number), which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest:

	Named Executive Officer
Vesting Date	Kenneth A. Gunderman	Paul Bullington	Daniel L. Heard	Michael Friloux	Ronald J. Mudry
2/21/2025	86,973	25,371	19,770	16,063	17,299
2/23/2025	38,862	9,434	8,576	6,968	7,504
2/27/2025	73,799	20,901	16,287	13,233	14,251
2/21/2026	86,972	25,371	19,770	16,063	17,298
2/27/2026	73,799	20,901	16,286	13,233	14,250
2/21/2027	86,972	25,371	19,769	16,063	17,298
One-Year Anniversary of Closing of the Merger	262,346	77,160	66,358	77,160	61,728
Two-Year Anniversary of Closing of the Merger	393,518	115,741	99,537	115,741	92,593
Three-Year Anniversary of Closing of the Merger	655,864	192,901	165,895	192,901	154,321

(3)
This value was determined by multiplying the number of unvested shares or units by the closing price of our common stock as reported on Nasdaq on December 31, 2024, which was $5.50.

(4)
These amounts represent outstanding and unvested awards of PBRSUs (at threshold) granted in 2022 scheduled to vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending February 23, 2025. In measuring our relative TSR, 100% is weighted to our performance against our 2022 peer group (as previously disclosed), measured by percentile ranking. As a result of actual performance, none of the shares reported vested, except for Mr. Mudry’s awards which were amended in order to extend the performance period to February 23, 2028.

(5)
These amounts represent outstanding and unvested awards of PBRSUs (at target) granted in 2023 scheduled to vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending February 27, 2026. In measuring our relative TSR, 100% is weighted to our performance against the 2023 peer group (as previously disclosed) measured by percentile ranking.

(6)
These amounts represent outstanding and unvested awards of PBRSUs (at target) granted in 2024 scheduled to vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending February 21, 2027. In measuring our relative TSR, 100% is weighted to our performance against the Peer Group measured by percentile ranking, as further discussed in the Compensation Discussion & Analysis under the heading “Elements of 2024 Compensation — Equity-Based Compensation.”

(7)
These amounts represent outstanding and unvested awards of Merger PBRSUs (at target) granted in 2024 scheduled to vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending on the third anniversary of the closing of the Merger. In measuring our relative TSR, 100% is weighted to our performance against a peer group for the combined company to be identified by the Compensation Committee within 30 days following the closing of the Merger.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by the individuals named below during 2024.
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth A. Gunderman	38,861(2)	$222,674
	35,792(3)	$205,088
	73,799(4)	$409,584
Paul Bullington	9,434(2)	$54,057
	4,718(3)	$27,034
	20,902(4)	$116,006
Daniel L. Heard	8,576(2)	$49,140
	7,372(3)	$42,242
	16,287(4)	$90,393
Michael Friloux	6,968(2)	$39,927
	4,970(3)	$28,478
	13,233(4)	$73,443
Ronald J. Mudry	7,504(2)	$42,998
	4,608(3)	$26,404
	14,251(4)	$79,093

(1)
Uniti does not currently grant stock options and therefore had no option exercises by any NEO in 2024.

(2)
Shares vested on February 23, 2024. The value realized upon vesting calculated by multiplying $5.73, the closing price of our common stock on the vesting date, by the number of shares that vested.

(3)
Shares vested on February 24, 2024. The value realized upon vesting calculated by multiplying $5.73, the closing price of our common stock on the last trading day prior to the vesting date, by the number of shares that vested.

(4)
Shares vested on February 27, 2024. The value realized upon vesting calculated by multiplying $5.55, the closing price of our common stock on the vesting date, by the number of shares that vested.

Non-Qualified Deferred Compensation

	Executive Contributions in Last Fiscal Year ($)(1)	Uniti Contributions in Last Fiscal Year ($)	Aggregated Earnings in Last Fiscal Year ($)(2)	Aggregated Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Kenneth A. Gunderman	$72,500	—	$33,406	—	$769,912
Paul Bullington	—	—	—	—	—
Daniel L. Heard	—	—	$2,419	—	$57,794
Michael Friloux	—	—	—	—	—
Ronald J. Mudry	—	—	—	—	—

(1)
Amounts included in this column are included in the “Salary” column of the Summary Compensation Table.

(2)
There were no “above-market earnings” for 2024 and therefore none of these amounts were included in the Summary Compensation Table.

(3)
Includes additional earnings amounts of $10,613 and $3,326 for Messrs. Gunderman and Heard, respectively, from prior fiscal years that were inadvertently omitted due to clerical error.

The Uniti Group Inc. Deferred Compensation Plan (the “Plan”) permits eligible employees, including the Company’s NEOs, to defer payment of up to 75% of their base salary and 90% of their annual bonuses and other cash compensation. Each participant’s account is credited annually with interest at a rate equal to the lesser of (i) the Company’s Weighted Average Cost of Debt (as defined in the Plan) or (ii) the then current yield on the United States 10-year Treasury Note. A participant’s interest in Company contributions will vest 100% after three years of service, or, if earlier, upon the employee’s death or disability, upon a Change in Control (as defined in the Plan) or upon the Plan’s termination.

Agreements with Our Named Executive Officers

Employment Agreement with Kenneth A. Gunderman
On December 14, 2018, we entered into an employment agreement with Mr. Gunderman (the “Employment Agreement”) pursuant to which he will continue to serve as our President and Chief Executive Officer and as a member of our Board of Directors. The Employment Agreement replaced Mr. Gunderman’s previous employment agreement, the initial term of which expired on December 31, 2018. The initial term of the Employment Agreement ran through December 31, 2021. It automatically renews for successive one-year intervals unless either party gives the other at least 90 days’ notice. The Employment Agreement provides Mr. Gunderman a base salary of no less than $725,000 per year (subject to periodic review and increase) and provides further that he will be eligible to participate in any annual cash incentive plans as may be then implemented with a target bonus equal to 150% of his then base salary. The target bonus may be increased to 200% of his then base salary at the discretion of the Compensation Committee.
The Employment Agreement provides that should Mr. Gunderman’s employment be terminated for any reason, then we will pay to Mr. Gunderman his base salary and any accrued vacation pay through the date of termination and any amount payable under any incentive compensation plan with respect to the measuring period ending immediately prior to the measuring period during which the termination occurs, in each case to the extent not already paid. Additionally, the Employment Agreement provides that in the event:
•
Mr. Gunderman is terminated due to death or disability, we will pay to Mr. Gunderman or his heirs an amount equal to one times his annual base salary;

•
we terminate Mr. Gunderman without “cause” or he resigns for “good reason” (as both terms are defined in the Employment Agreement), then we will pay to Mr. Gunderman the following amounts: (i) a lump-sum severance benefit equal to two and a half times the sum of his annual base salary and the average of the annual bonus payments paid to Mr. Gunderman under an annual compensation plan during the three years preceding the year in which the termination occurs; and (ii) a lump-sum cash amount equivalent to the cost of two years’ health and dental insurance continuation for him and his family; and

•
we terminate Mr. Gunderman without cause or he resigns for good reason, in each case within one year of a “change in control” (as defined in the Employment Agreement), then we will pay to Mr. Gunderman, in a lump sum, the following amounts: (i) a pro-rata annual bonus for the year of termination at target; (ii) a severance benefit equal to two and a half times the sum of (x) the higher of his annual base salary in effect prior to the change in control or his annual base salary in effect prior to his termination and (y) the average of the annual bonus payments paid to Mr. Gunderman under an annual compensation plan during the three years preceding the year in which the termination occurs; and (iii) an amount equivalent to the cost of two years’ health and dental insurance continuation for him and his family.

No severance payable following a change in control is subject to a gross-up for golden parachute excise taxes, and the severance payable to Mr. Gunderman will be reduced to the amount that is not subject to such taxes if doing so would result in a greater after-tax payment to him. In the event Mr. Gunderman is terminated without cause or resigns for good reason, including within one year of a change in control, the severance payable to Mr. Gunderman will be subject to his execution of a release of claims. The Employment Agreement also imposes one-year post termination non-competition/non-solicitation obligations in the event of Mr. Gunderman’s termination for cause or following a change in control and two-year post termination non-competition/non-solicitation obligations in the event of all other termination scenarios contemplated by the Employment Agreement.

Severance Agreement with Paul Bullington, Daniel L. Heard, Michael Friloux and Ronald Mudry
On February 22, 2023, the Company approved new severance agreements for Paul Bullington, Daniel L. Heard, Michael Friloux and Ronald Mudry. The terms of the severance agreements for each of the above named NEOs are identical and will run from the applicable execution dates until the earliest of (i) prior to a change in control, the date of termination determined in accordance with the severance agreements or March 1, 2024, or (ii) after a change in control, the Company’s performance of its obligations under the severance agreements if a payment trigger has occurred or the expiration of the period for a payment trigger to occur if such expiration occurs after March 1, 2024. To the extent not previously terminated, commencing on March 1, 2024 and on each subsequent anniversary thereof, the terms of the severance agreements will be automatically extended for a period of one additional year following the expiration of the applicable term unless the Company or the applicable executive officer elect not to extend the term by notifying the other party of such non-renewal in writing not later than 60 days prior to the end of the current term.
The severance agreements provide that should the applicable executive officer’s employment be terminated by the Company for “cause” or by the executive officer without “good reason” (as both terms are defined in the severance agreements), the Company must pay to the executive officer his base salary and any accrued vacation pay through the date of termination. Additionally, should the executive officer’s employment be terminated due to his death or disability, the Company must pay to the executive officer or his estate the following: (i) his base salary and any accrued vacation pay through the date of termination; (ii) any incentive compensation allocated to, accrued to, earned by or awarded to the executive officer for a completed performance period preceding the date of termination, to the extent not already paid; and (iii) an amount equal to the executive officer’s annual base salary in effect on the date of termination.
The severance agreements also provide that should the executive officer’s employment be terminated by the Company without cause or by the executive officer for good reason and such termination does not occur at the same time or within one year following a change in control of the Company, the Company must pay to the executive officer, in lieu of any other post-termination benefits, the following:
•
his base salary and any accrued vacation pay through the date of termination;

•
any incentive compensation that has been earned by or awarded to the executive officer for a completed performance period preceding the date of termination, to the extent not already paid;

•
an amount equal to one and a half (1.5) times the sum of (x) his then current annual base salary and (y) the average of the bonus payments paid to the executive officer during the three years (or shorter period, as applicable) preceding the year in which the date of termination occurs; and

•
his health, vision and dental insurance benefits for twelve months.

Finally, should the executive officer’s employment be terminated by the Company without cause or by the executive officer with good reason and such termination occurs at the same time as or within one year following a change in control of the Company, the severance agreements obligate the Company to pay or provide to the executive officer the following:
•
his base salary and any accrued vacation pay through the date of termination;

•
any incentive compensation that has been earned by or awarded to the executive officer for a completed performance period preceding the date of termination, to the extent not already paid;

•
a pro-rated portion of the executive officer’s then-current target incentive compensation, reduced by any amount paid for the fiscal year during which the date of termination occurs;

•
an amount equal to two (2) times the sum of (x) his annual base salary in effect immediately prior to the change in control or payment trigger, whichever is higher and (y) the average of the bonus payments paid to the executive officer during the three years (or shorter period, as applicable) preceding the year in which the date of termination occurs;
•
the executive officer’s health, vision and dental insurance benefits for twenty-four months; and

•
certain outplacement services.

The Company will pay or provide the foregoing in the manner set forth in the severance agreements. In the event that certain payments or benefits under the severance agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then such payments or benefits may be reduced in the manner set forth in the severance agreements. The Company is only obligated to pay or provide, or continue to pay or provide, benefits for a termination without cause or a resignation with good reason prior to a change in control or certain benefits in the event of a payment trigger to the extent that an executive officer executes a waiver and release in the form set forth in the severance agreements and otherwise remains in compliance with certain covenants set forth therein. The severance agreements include one-year post-termination non-disclosure, non-compete and non-interference covenants.
Potential Payments upon Termination or Change in Control

As discussed in the section above titled “Agreements with Our Named Executive Officers,” we are required to pay or provide certain compensation and benefits to each of the NEOs in the event of certain terminations of employment or a change in control of the Company.
In addition to such compensation and benefits, each NEO’s outstanding equity awards are subject to accelerated vesting in the event the NEO is terminated.
Treatment of Equity Awards other than the Special Merger Grants.   In the event that an NEO is terminated without “cause” (as defined in the Long-Term Incentive Plan), terminates his employment for “good reason” (as defined in the Long-Term Incentive Plan) or dies or becomes permanently disabled (as determined by the Compensation Committee), all unvested restricted stock will vest in full. In addition, a pro-rated portion of unvested restricted stock held by an NEO would vest based on the date of termination in the event that the NEO experiences a Company-approved retirement (as determined in the sole discretion of the Compensation Committee). A pro-rated portion of unvested PBRSUs based on an NEO’s date of termination would remain eligible to vest subject to achievement of the relevant performance criteria in the event the NEO is terminated without “cause” (as defined in the Long-Term Incentive Plan), terminates his employment for “good reason” (as defined in the Long-Term Incentive Plan), dies or becomes permanently disabled (as determined by the Compensation Committee), or experiences a Company-approved retirement (as determined in the sole discretion of the Compensation Committee). In the event that an NEO is terminated without cause or terminates his employment for good reason within one year of a “change in control” of Uniti (as defined in the Long-Term Incentive Plan), the PBRSUs will become immediately vested in an amount based on the achievement of the relevant performance criteria as of the last day of the month immediately preceding such termination of employment.
Treatment of the Special Merger Grants.   The Special Merger Grants will be forfeited upon termination of employment; provided, however, that, subject to the closing of the Merger, in the event of a termination without cause, resignation for good reason, retirement with the Compensation Committee’s consent or termination due to death or permanent disability (each, a “Qualifying Termination”), other than during the one-year period following a “change in control” of Uniti (as defined in the Long-Term Incentive Plan), (i) the Merger PBRSUs will become service vested on a pro rata basis and remain eligible to vest based on actual performance, and (ii) all of the Merger RSAs will become fully vested, except that if the Qualifying Termination is due to retirement, the Merger RSAs will become vested on a pro rata basis. If the merger agreement with Windstream is terminated and the Merger does not occur, the Special Merger Grants will be immediately forfeited for no consideration, unless the merger agreement is terminated in order to enter into a transaction agreement that would result in a “change in control” (as defined in the Long-Term Incentive Plan), in which case, continued eligibility for vesting of the Special Merger Grants will be contingent upon consummation of such change in control transaction. If a change in control occurs, the relative total shareholder return metric with respect to the Merger PBRSUs will be deemed achieved at the maximum level, and unvested Merger PBRSUs and Merger RSAs will remain subject to service vesting and be forfeited upon termination of employment; provided, however, that in the event of a Qualifying Termination within the one-year period immediately following a change in control, the Special Merger Grants will become fully vested.
The following table describes estimated amounts of compensation and benefits that could be payable to each NEO upon certain terminations or a change in control pursuant to the current arrangements with our NEOs, as discussed in the section above titled “Agreements with Our Named Executive Officers.” All amounts assume the NEOs terminated employment as of December 31, 2024. The actual amounts that would be paid to each NEO upon termination of employment or a change in control can only be determined at the time the actual triggering event occurs. The estimated amounts of compensation and benefits described below are in addition to the benefits the NEOs would be entitled to receive upon termination of employment generally under the retirement plan described in the section above titled “Other Benefit Plans.” This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.
Name	Type of Payment	Voluntary Termination Without Good Reason or Termination for Cause ($)	Company Approved Retirement ($)	Death or Disability ($)	Termination without Cause or Resignation for Good Reason other than following a Change in Control ($)	Change in Control with no Termination ($)	Company Approved Retirement following a Change in Control ($)	Death or Disability following a Change in Control ($)	Termination without Cause or Resignation for Good Reason following a Change in Control ($)
Kenneth A. Gunderman	Severance	—	—	$725,000	$3,851,563	—	—	$725,000	$4,939,063
	Restricted Stock (1)	—	$1,112,825	$2,460,574	$2,460,574	—	$8,327,329	$9,675,078	$9,675,078
	PBRSUs (1)(2)	—	$1,691,574	$1,691,574	$1,691,574	—	$6,632,420	$6,632,420	$8,279,149
	Healthcare	—	—	—	$37,595	—	—	—	$37,595
	Total	—	$2,804,399	$4,877,148	$8,041,306	—	$14,959,749	$17,032,498	$22,930,885
Paul Bullington	Severance	—	—	$453,200	$1,245,721	—	—	$453,200	$2,114,161
	Restricted Stock (1)	—	$310,441	$919,155	$919,155	—	$2,432,352	$3,041,066	$3,041,066
	PBRSUs (1)(2)	—	$467,074	$467,074	$467,074	—	$1,920,265	$1,920,265	$2,395,009
	Outplacement	—	—	—	—	—	—	—	$25,000
	Healthcare	—	—	—	$18,741	—	—	—	$37,482
	Total	—	$777,515	$1,839,429	$2,650,691	—	$4,352,617	$5,414,531	$7,612,718
Daniel L. Heard	Severance	—	—	$412,000	$1,304,636	—	—	$412,000	$2,151,515
	Restricted Stock (1)	—	$248,312	$552,525	$552,525	—	$2,073,157	$2,377,370	$2,377,370
	PBRSUs (1)(2)	—	$376,187	$376,187	$376,187	—	$1,625,933	$1,625,933	$1,983,802
	Outplacement	—	—	—	—	—	—	—	$25,000
	Healthcare	—	—	—	$18,448	—	—	—	$36,896
	Total	—	$624,499	$1,340,712	$2,251,796	—	$3,699,090	$4,415,303	$6,574,583
Michael Friloux	Severance	—	—	$334,750	$1,060,017	—	—	$334,750	$1,748,105
	Restricted Stock (1)	—	$201,757	$448,932	$448,932	—	$2,323,668	$2,570,843	$2,570,843
	PBRSUs (1)(2)	—	$305,655	$305,655	$305,655	—	$1,758,846	$1,758,846	$2,059,932
	Outplacement	—	—	—	—	—	—	—	$25,000
	Healthcare	—	—	—	$13,420	—	—	—	$26,839
	Total	—	$507,412	$1,089,337	$1,828,024	—	$4,082,514	$4,664,439	$6,430,719
Ronald J. Mudry	Severance	—	—	$360,500	$908,263	—	—	$360,500	$1,571,517
	Restricted Stock (1)	—	$217,272	$561,836	$561,836	—	$1,914,803	$2,259,367	$2,259,367
	PBRSUs (1)(2)	—	$685,889	$685,889	$685,889	—	$1,848,444	$1,848,444	$2,191,172
	Outplacement	—	—	—	—	—	—	—	$25,000
	Healthcare	—	—	—	$13,591	—	—	—	$27,181
	Total	—	$903,161	$1,608,225	$2,169,579	—	$3,763,247	$4,468,311	$6,074,237

(1)
The value of the accelerated vesting of restricted stock and PBRSUs is based on the closing price of our common stock as reported on Nasdaq on December 31, 2024, which was $5.50.

(2)
In connection with a qualifying termination outside of change in control, PBRSUs will remain eligible to vest subject to achievement of the relevant performance criteria. On the first vesting date following such termination, holders would vest in a pro-rated portion of the PBRSUs which they would have been entitled had such termination not occurred, based on the number of days they were employed between the grant date and vesting date. In connection with a qualifying termination following a change in control, the PBRSUs (other than the Merger PBRSUs) will become immediately vested in an amount based on the achievement of the relevant performance criteria as of the last day of the month immediately preceding such termination. Holders of PBRSUs also accrue a dividend equivalent for dividends declared on the Company’s common stock during the life of the award that is paid in cash when the underlying PBRSUs vest, and this amount includes a cash amount equal to the accrued dividends payable upon the vesting of the underlying PBRSUs. For purposes of these calculations, the respective outstanding PBRSUs (other than the Merger PBRSUs) are presumed to vest based on the current performance as of December 31, 2024, respectively, as discussed in the footnotes to the Outstanding Equity Awards Table above, prorated based on a hypothetical termination as of December 31, 2024. The Merger PBRSUs are presumed to vest in an amount equal to 200% of the target number of PBRSUs if a Qualifying Termination occurs following a change in control.

Pay Versus Performance

The following table sets forth the compensation for our CEO and the average compensation for our other NEOs both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, for each of 2024, 2023, 2022, 2021 and 2020. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the performance of the Company, see the Compensation Discussion & Analysis section of this Proxy Statement.
Year (a)	Summary Compensation Table Total for CEO (b)	Compensation Actually Paid to CEO(1) (c)	Average Summary Compensation Table Total for Non-CEO NEOs (d)	Average Compensation Actually Paid to Non-CEO NEOs(1) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions)(4) (h)	Adjusted EBITDA (millions)(5) (i)
					Total Shareholder Return(2) (f)	Peer Group Total Shareholder Return(3) (g)
2024	$11,274,640	$13,261,690	$3,009,006	$3,501,742	$100	$123	$93.4	$940.1
2023	$4,857,820	$4,917,699	$1,390,429	$1,402,202	$97	$114	$(81.7)	$923.5
2022	$5,011,198	$(2,837,826)	$1,503,743	$330,113	$81	$100	$(8.1)	$905.9
2021	$5,018,444	$6,289,079	$2,396,584	$2,078,726	$193	$132	$124.7	$878.3
2020	$6,787,463	$10,076,404	$2,825,391	$3,502,562	$153	$92	$(718.8)	$818.8

(1)
The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid” to Mr. Gunderman, our CEO, for all applicable years and the average of the “compensation actually paid” to our Non-CEO NEOs. The dollar amounts reported as “compensation actually paid” do not reflect the actual amount of compensation earned by or paid to our CEO or our Non-CEO NEOs during the applicable years. The Non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Bullington, Heard, Friloux and Mudry (ii) for 2023, Messrs. Bullington, Heard, Friloux and Mudry; (iii) for 2022, Messrs. Bullington, Heard and Friloux; (iv) for 2021, Messrs. Bullington and Heard and Mr. Mark A. Wallace (our former CFO); and (v) for 2020, Messrs. Heard and Wallace. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table (SCT) Total(i)	Reported Value of Equity Awards(ii)	Equity Award Adjustments(iii)	Compensation Actually Paid
	A	B	C	A-B+C
Company’s CEO
2024	11,274,640	8,424,848	10,411,898	13,261,690
Average of Non-CEO NEOs
2024	3,009,006	2,108,049	2,600,785	3,501,742

(i)
Reflects the amounts (or the average amounts in regards to the Non-CEO NEOs) represented in the “Total” column of the Summary Compensation Table.

(ii)
Reflects the grant date fair value of equity awards granted to the CEO (or the average amounts with regard to the Non-CEO NEOs) as reported in the “Stock Awards” column in the Summary Compensation Table.

(iii)
The equity award adjustments include the addition (or subtraction, as applicable) as set forth in the chart below:

Year	Plus Year End Fair Value of Outstanding Unvested Stock Awards Granted in the Year	Year over Year Change (Positive or Negative) in Fair Value at Year End of Outstanding and Unvested Stock Awards Granted in Prior Years	Year over Year Change (Positive or Negative) in Fair Value of Stock Awards Granted in Prior Years that Vested in the Year	Less Year End Fair Value of Awards Granted in Prior Years that Failed to Meet the Applicable Vesting Conditions in the Year	Plus Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
Company’s CEO
2024	10,635,126	(559,035)	(20,706)	24,696	381,209	10,411,898
Average of Non-CEO NEOs
2024	2,713,420	(198,717)	(4,396)	2,797	93,275	2,600,785

(2)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the price of our common stock at the end and the beginning of the measurement period by the price of our common stock at the beginning of the measurement period.

(3)
The peer group used for this purpose is the MSCI US REIT Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024.

(4)
The dollar amounts reported represent the amount of net income reflected as required in our audited consolidated financial statements for the applicable year.

(5)
Adjusted EBITDA is defined as EBITDA before stock-based compensation expense and the impact, which may be recurring in nature, of incremental acquisition, pursuit, transaction and integration costs (including unsuccessful acquisition pursuit costs), costs associated with Windstream’s bankruptcy, costs associated with litigation claims made against us, and costs associated with the implementation of our enterprise resource planning system, costs related to the settlement with Windstream, goodwill impairment charges, severance costs, amortization of non-cash rights-of-use assets, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, including early tender and redemption premiums and costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments, and other similar or infrequent items (although we may not have had such charges in the periods presented). EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA includes adjustments to reflect the Company’s share of Adjusted EBITDA from unconsolidated entities. Our computations of Adjusted EBITDA are consistent with that which was previously disclosed in our public filings for the years indicated.

Financial Performance Measures
As described in greater detail in the Compensation Discussion & Analysis, our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that we use for both our short and long-term compensation programs are selected based on the objective of incentivizing the NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by us to link executive compensation actually paid to the NEOs, for the most recently completed fiscal year, to our performance are as follows:
•
Adjusted EBITDA

•
Consolidated AFFO

•
Consolidated Bookings

•
On-Time Delivery

•
Gross Margin

•
Relative TSR (our TSR as compared to a peer group established by the Compensation Committee)

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following graph compares the amount of compensation actually paid to our CEO and the average compensation actually paid to our Non-CEO NEOs with our cumulative TSR and the TSR of our peer group over the five years presented in the table.

Compensation Actually Paid and Adjusted EBITDA
Because a significant portion of our NEOs’ compensation is comprised of equity grants, stock price and TSR likely represent the most important performance measures used by us to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to our performance. Other than stock price and TSR, however, we believe Adjusted EBITDA is the financial performance measure that, in our assessment, represents the next most important performance measure (that is not otherwise required to be disclosed in the Pay Versus Performance Table) used by us to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to our performance. This is because we use Adjusted EBITDA to assess and evaluate our performance on an unleveraged basis. Moreover, it is one of the most important and closely followed measures of our performance by the investing community and our stockholders.
While we do not utilize Adjusted EBITDA as a performance measure in our overall executive compensation program, we believe it is helpful in assessing our NEOs’ compensation relative to our Company’s performance because (i) Adjusted EBITDA generally correlates to Consolidated AFFO (one of the performance measures used in our 2024 STIP) and (ii) the other measures we used in the 2024 STIP are key drivers of Adjusted EBITDA and the measures that can be most directly influenced by our management team. As discussed in the Compensation Discussion & Analysis, less than 30% of our NEOs’ total target direct compensation consists of amounts determined under the 2024 STIP, which is consistent with the STIP in 2023, 2022, 2021 and 2020. Accordingly, while there is a closer correlation between Adjusted EBITDA and our NEOs’ payouts under our annual STIPs, our NEOs’ total compensation actually paid is much more heavily impacted by variations in our stock price than variations in those factors that can be directly influenced by our NEOs, such as Adjusted EBITDA or any measure used in our annual STIP.
While the table below shows growth in Adjusted EBITDA over the five years presented in the table, the amount of compensation actually paid to our CEO and the average compensation paid to our Non-CEO NEOs has not increased over the same period due in large part to stock price performance over the same period rather than variations in Adjusted EBITDA.

Compensation Actually Paid and Net Income
The following graph compares the amount of compensation actually paid to our CEO and the average compensation paid to our Non-CEO NEOs to our net income over the five years presented in the table. We do not use net income as a performance measure in the overall executive compensation program because net income is impacted by non-cash items that may not be reflective of our performance.

PROPOSAL NO. 2
Advisory Vote to Approve Compensation of the Company’s Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s NEOs identified in the section titled “Executive Compensation” set forth above in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders hereby approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosures.”
Details concerning how we implement our compensation philosophy and structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion & Analysis” set forth above in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.
This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s NEOs each year at the annual meeting of stockholders. Accordingly, the next such vote is expected to occur at the 2026 Annual Meeting of Stockholders.
BOARD RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3
Ratification of Selection of Independent Registered Public Accountant

The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and replacement of Uniti’s independent registered public accountant. The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as Uniti’s independent registered public accountant for the fiscal year ending December 31, 2025. Stockholders are being asked to ratify the selection of PwC at the Annual Meeting. Representatives of PwC are expected to attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.
In connection with its responsibility for the appointment and oversight of Uniti’s independent registered public accountant, the Audit Committee annually reviews the qualifications, performance and independence of the independent registered public accountant and determines whether to re-engage it or consider other audit firms. The Audit Committee also reviews the performance of the independent registered public accountant’s lead engagement partner and engagement team and confirms compliance with all applicable lead engagement partner rotation requirements. The Audit Committee intends to be involved in the selection process of each new lead engagement partner.
In performing its annual review of Uniti’s independent registered public accountant, the Audit Committee considers, among other things, the quality and efficiency of the independent registered public accountant’s performance on Uniti’s audit, its familiarity with our operations, businesses, accounting policies and practices, and internal control over financial reporting, its capability and expertise, the quality and candor of communications and discussions with the independent registered public accountant, its ability to remain independent (including engaging in dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor), external data relating to audit quality and performance (including its most recent PCAOB Inspection Report and its internal and peer review reports of its adherence to quality practices and procedures), and the appropriateness of fees charged.
Change in Independent Registered Public Accountant.   KPMG LLP (“KPMG”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2024. On April 21, 2025, the Audit Committee (i) approved the dismissal of KPMG as the Company’s independent registered public accounting firm and (ii) approved the appointment of PwC as the Company’s independent registered public accounting firm beginning with the year ending December 31, 2025. The dismissal of KPMG and appointment of PwC (subject to PwC’s standard client acceptance procedures and execution of an engagement letter) will be effective upon filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Upon completion of KPMG's services, the Company will file an amendment to its Current Report on Form 8-K filed on April 24, 2025 with the specific date of dismissal and an update to the disclosures required by Item 304(a) of Regulation S-K through that date. Representatives of KPMG are not expected to attend the Annual Meeting.
KPMG’s audit reports as of and for the years ended December 31, 2024 and 2023, contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2024 and 2023 and the subsequent interim period through April 21, 2025, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in its reports on the financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company identified a material weakness in its internal control over financial reporting related to an insufficient complement of personnel with appropriate technical expertise to perform effective risk assessment related to determining the income tax impact of goodwill impairments.

During the Company’s years ending December 31, 2024 and 2023 and through April 21, 2025, neither the Company, nor anyone on its behalf, consulted PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
In accordance with Instruction 2 to Item 304 of Regulation S-K, the Company furnished KPMG and PwC a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this Proxy Statement was filed with the SEC. In the event that KPMG or PwC believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this Proxy Statement. Neither submitted such a statement.
Based on the reviews and considerations referred to above, the Board of Directors and the Audit Committee believe that the retention of PwC to serve as Uniti’s independent registered public accountant for 2025 is in the best interests of Uniti and its stockholders. If the stockholders fail to ratify the appointment of PwC as Uniti’s independent registered public accountant, the Board of Directors will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Uniti and its stockholders.
Accounting Fees and Services.   Aggregate fees paid to KPMG for professional services rendered during the years ended December 31, 2024 and December 31, 2023, respectively, were:
	2024	2023
Audit Fees (a)	$3,152,859	$2,760,300
Audit-Related Fees (b)	585,472	370,000
Tax Fees	—	—
All Other Fees (c)	201,800	—
Total	$3,940,131	$3,130,300

(a)
Audit fees include fees for the annual audit and quarterly reviews of the consolidated financial statements as well as consents in respect to SEC filings.

(b)
Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s financial statements, and accounting and financial reporting consultations.

(c)
All other fees include agreed upon procedures related to the 2025 ABS transaction.

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with the Company’s independent registered public accountant. In 2024 and 2023, all of the above services (provided by KPMG) were pre-approved by the Audit Committee in accordance with this pre-approval policy and none were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
BOARD RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 3 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADDITIONAL INFORMATION
Stockholder Proposals for the 2026 Annual Meeting

Stockholders who intend to present a proposal regarding a director nomination or other matter of business at the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) must ensure that those proposals are received at Uniti’s principal executive office located at 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202, Attention: Daniel L. Heard, Executive Vice President — General Counsel and Secretary, no earlier than November 30, 2025 and no later than 5:00 p.m., Central Time, on December 30, 2025. Such proposals must comply with the information and other requirements set forth in Uniti’s bylaws and, if intended to be included in the proxy statement for the 2026 Annual Meeting, must also meet the requirements set forth in the rules and regulations of the SEC.
Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 to be included in the proxy statement and presented at the 2026 Annual Meeting must be received by Uniti at its principal executive office on or before December 30, 2025 in order to be considered for inclusion in the proxy materials.
In addition to satisfying the requirements in the Company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Exchange Act Rule 14a-19 no later than March 30, 2026.
Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact the Board of Directors, a Board Committee, a particular group of directors (e.g., our independent directors), or individual members of the board, including our Chairman, by mail addressed to the named individual, the committee, the group or the Board as a whole c/o Daniel L. Heard, Executive Vice President — General Counsel and Secretary, at 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.
Related Party Transactions

The Board of Directors adopted a written policy regarding the review and approval of any related-party transaction required to be disclosed under SEC rules. The Audit Committee of the Board of Directors is responsible for the review and approval of transactions covered by the policy. As provided in the policy, no related-party transaction will be approved unless the transaction is determined to have terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party or is otherwise determined to be fair and in the best interests of the Company to enter into such transaction.
There were no commercial transactions between related parties and Uniti that required disclosure in this Proxy Statement.
Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Uniti’s directors and executive officers, and persons who own more than 10% of Uniti’s common stock, to file reports of ownership and changes in ownership with the SEC. Except as set forth in “Security Ownership of Certain Beneficial Owners and Management” above, the Company currently knows of no person who owns 10% or more of our common stock that was required to file Section 16 reports.
Based solely upon a review of copies of reports filed electronically with the Commission during 2024 and written representations from our directors and executive officers that no other reports were required with respect to the year ended December 31, 2024, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were met during the last fiscal year.
Annual Report/Householding

Some banks, brokers and other nominee record stockholders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple stockholders at a shared address unless contrary instructions have been received by the Company from one or more of the stockholders.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, you may be able to do so by contacting Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-866-540-7095, and providing your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker. Any stockholder who wants to receive separate copies of our proxy statement and annual report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record stockholder.
If you would like to receive an extra copy of the Annual Report or this Proxy Statement, we will send a copy to you by mail upon request to Uniti Investor Relations, 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202 or by calling (501) 850-0820. Each document is also available in digital form for download or review in the “Investors — Annual Reports” section of our website at www.uniti.com.
Other Matters

The management and the Board of Directors of Uniti do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters. Discretionary authority to vote on other matters is included in the proxy.
Uniti will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of Uniti, personally or by telephone or electronic means. In the event the management of Uniti deems it advisable, Uniti may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies.
The relevant material referred to in this Proxy Statement under the captions “Hedging Policy,” “Audit Committee Report,” “Compensation Recovery Determination,” “Compensation Committee Report on Executive Compensation” and “Pay versus Performance” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.
By Order of the Board of Directors,
Daniel L. Heard
Executive Vice President — General Counsel
and Secretary
Little Rock, Arkansas
April 29, 2025

Appendix A

RECONCILIATION OF CONSOLIDATED AFFO
(Thousands)
Net income attributable to common shareholders	$91,306
Real estate depreciation and amortization	226,419
Gain on sale of real estate	(18,905)
Participating securities share in earnings	2,080
Participating securities share in FFO	(6,344)
Adjustments for noncontrolling interests	(42)
FFO attributable to common shareholders	$294,514
Transaction related and other costs	38,734
Amortization of deferred financing costs and debt discount	22,738
Stock based compensation	13,508
Non-real estate depreciation and amortization	88,391
Straight-line revenues and amortization of below-market intangibles	(30,584)
Maintenance capital expenditures	(8,064)
TCI revenue amortization	(50,889)
Other, net	(9,414)
Adjustments for noncontrolling interests	(13)
Issuance of secured 10.5% add-on notes	19,613
AFFO attributable to common shareholders	$378,534

A-1

UNITI GROUP INC.2101 RIVERFRONT DRIVE, SUITE ALITTLE ROCK, ARKANSAS 72202SCAN TO VIEW MATERIALS & VOTEwVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until11:59 p.m. Eastern Time on May 28, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/UNIT2025You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time on May 28, 2025. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.UNITI GROUP INC.The Board of Directors recommends that you vote "FOR" each of the nominees listed in Item 1.1.Election of DirectorsNominees:1a.Scott G. Bruce1b.Francis X. ("Skip") Frantz1c.Kenneth A. Gunderman1d.Carmen Perez-Carlton1e.Harold ZeitzThe Board of Directors recommends that you vote "FOR" Item 2.2.To approve, on an advisory basis, the compensation of theCompany’s named executive officers.ForAgainst!!!!!!!!!!!!Abstain!!!!!!V74205-P28700The Board of Directors recommends that you vote "FOR" Item 3.3.To ratify the appointment of PricewaterhouseCoopers LLPas the Company’s independent registered public accountantfor the year ending December 31, 2025.NOTE: In their discretion, such other matters that may properly comebefore the meeting or any adjournment or adjournments thereof.NOTE:The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, thisproxy will be voted "FOR" each of the nominees listed in Item 1, "FOR" Item 2, and "FOR" Item 3. If any other matters properly come before the meeting or any adjournmentof the meeting, the person(s) named in this proxy will vote in their discretion.ForAgainstAbstain!!!Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint ownersshould each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V74206-P28700Uniti Group Inc. – ProxyTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 29, 2025.The undersigned stockholder(s) of Uniti Group Inc., a Maryland corporation, hereby appoint(s) Daniel L. Heard and Paul Bullington, and each or either of them, as proxies, with the power to appoint their substitutes, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the2025 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/UNIT2025 on Thursday, May 29, 2025at 8:00 a.m., Eastern Time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which is hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the2025 Annual Meeting of Stockholders.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED IN ITEM 1 ON THE REVERSE SIDE OF THIS PROXY CARD, "FOR" ITEM 2, AND "FOR" ITEM 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSON(S) NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.Continued and to be signed on reverse side